UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

HELIX ENERGY SOLUTIONS GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HELIX
ENERGY SOLUTIONS

NAVIGATING THE PRESENT, FOCUSING ON THE FUTURE

2018

PROXY STATEMENT

March 27, 2018

Dear Shareholder:

You are cordially invited to join us for our 2018 Annual Meeting of Shareholders to be held on Thursday, May 10, 2018 at 8:30 a.m. at Helix Energy Solutions Group, Inc.’s corporate office, 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

The materials following this letter include the formal Notice of Annual Meeting of Shareholders and the proxy statement. The proxy statement describes the business to be conducted at the meeting, including the election of two directors, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year, and the approval on a non-binding advisory basis of the 2017 compensation of our named executive officers. At the meeting, you will have an opportunity to meet with some of our directors and officers.

We have elected to furnish proxy materials to our shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We believe that our election pursuant to these rules enables us to provide you with the information you need, while making delivery more efficient, more cost effective and friendlier to the environment. In accordance with these rules, we have sent a Notice of Availability of Proxy Materials to each of our shareholders.

Whether you own a few or many shares of our stock, it is important that your shares be represented. Regardless of whether you plan to attend the Annual Meeting in person, please take a moment to vote your proxy over the Internet, by telephone, or if this statement was mailed to you, by completing and signing the enclosed proxy card and promptly returning it in the envelope provided. The Notice of Annual Meeting of Shareholders on the inside cover of this proxy statement includes instructions on how to vote your shares.

The officers and directors of Helix appreciate and encourage shareholder participation. We look forward to seeing you at the Annual Meeting.

Sincerely,

Owen Kratz

President and Chief Executive Officer

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 10, 2018

The Helix Energy Solutions Group, Inc. 2018 Proxy Statement and Annual Report to Shareholders (including our Annual Report on Form 10-K) for the fiscal year ended December 31, 2017 are available electronically at

www.Helixesg.com/annualmeeting

HELIX ENERGY SOLUTIONS GROUP, INC.

NOTICE OF 2018 ANNUAL MEETING

OF SHAREHOLDERS

DATE:	Thursday, May 10, 2018

TIME:	8:30 a.m. Central Daylight Time (Houston Time)

PLACE:	Helix Energy Solutions Group, Inc.’s Corporate Office
3505 West Sam Houston Parkway North, Suite 400
Houston, Texas 77043

ITEMS OF BUSINESS:	1. To elect two Class II directors to serve a three-year term expiring at the Annual Meeting of Shareholders in 2021 or, if at a later date, until their successors are elected and qualified.
2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
3. To approve, on a non-binding advisory basis, the 2017 compensation of our named executive officers.
4. To consider any other business that may properly be considered at the Annual Meeting or any adjournment thereof.

RECORD DATE:	You may vote at the Annual Meeting if you were a holder of record of our common stock at the close of business on March 12, 2018.

VOTING BY PROXY:	In order to avoid additional solicitation expense to us, please vote your proxy as soon as possible, even if you plan to attend the Annual Meeting. Shareholders of record can vote by one of the following methods:

1. CALL 866.883.3382 to vote by telephone any time up to 12:00 noon Central Daylight Time on May 9, 2018; OR
2. GO TO THE WEBSITE www.proxypush.com/hlx to vote over the Internet any time up to 12:00 noon Central Daylight Time on May 9, 2018; OR

3.   IF PRINTED PROXY MATERIALS WERE MAILED TO YOU, MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2018:	The proxy statement and 2017 Annual Report to Shareholders (including our Annual Report on Form 10-K) for the fiscal year ended December 31, 2017 are also available at www.Helixesg.com/annualmeeting.

By Order of the Board of Directors,

Alisa B. Johnson
Executive Vice President, General Counsel and Corporate Secretary
Houston, Texas March 27, 2018

YOUR VOTE IS IMPORTANT

(i)

HELIX ENERGY SOLUTIONS GROUP, INC.

3505 West Sam Houston Parkway North, Suite 400

Houston, Texas 77043

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 10, 2018

The Board of Directors of Helix Energy Solutions Group, Inc., a Minnesota corporation referred to herein as “Helix,” the “Company,” “we,” “us” or “our,” is soliciting your proxy to vote at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) on Thursday, May 10, 2018. This proxy statement contains information about the items being voted on at the Annual Meeting and information about Helix. Please read it carefully.

The Annual Meeting will be held at Helix Energy Solutions Group, Inc.’s corporate office, 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043. The Board of Directors of Helix (the “Board”) has set March 12, 2018 as the record date for the Annual Meeting. There were 148,079,552 shares of Helix’s common stock outstanding on the record date.

If you attend the Annual Meeting, please note that you may be asked to present valid picture identification. Cameras, recording devices and other electronic devices may not be permitted at the meeting other than those operated by Helix or its designees.

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our 2017 Annual Report to Shareholders available to our shareholders electronically via the Internet. On or about March 27, 2018, we intend to mail to our shareholders a Notice of Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to vote online, by telephone or, in the alternative, how to request a paper copy of the proxy materials and a proxy card. By providing the Notice and access to our proxy materials via the Internet, we are lowering the costs and reducing the environmental impact of the Annual Meeting.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	1

GENERAL INFORMATION

1.	Why am I receiving these materials?

We are providing these proxy materials to you in connection with our Annual Meeting, to be held on Thursday, May 10, 2018 at 8:30 a.m. at Helix’s corporate office, 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043, and all reconvened meetings after adjournments thereof. As a shareholder of Helix, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

2.	What proposals will be voted on at the Annual Meeting?

Three matters are currently scheduled to be voted on at the Annual Meeting.

1.	First is the election of two Class II directors to our Board, to serve a three-year term expiring at the Annual Meeting of Shareholders in 2021 or, if at a later date, until their successors are elected and qualified.

2.	Second is the ratification of the selection by our Audit Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (subject to the ongoing discretionary authority of the Audit Committee to direct the appointment of a new independent registered public accounting firm should the Audit
Committee believe such is in the best interest of Helix and its shareholders).

3.	Third is the approval, on a non-binding advisory basis, of the 2017 compensation of our named executive officers.

Although we do not expect any other items of business, we will also consider other business that properly comes before the Annual Meeting or any adjournment thereof in accordance with Minnesota law and our By-laws. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board from the floor of the Annual Meeting if the proposal or nomination was not properly submitted.

3.	Who may vote at the Annual Meeting?

The Board has set March 12, 2018 as the record date for the Annual Meeting. Owners of Helix common stock whose shares are recorded directly in their name in our stock register (shareholders of record) at the close of business on March 12, 2018 may vote their shares on the matters to be acted upon at the Annual Meeting. Shareholders who, as of March 12, 2018, hold shares of our common stock in “street name,” that is, through an account with a broker, bank or other nominee, may direct the holder of record how to vote their shares at the Annual Meeting by following the instructions they will receive from the holder of record for this purpose. You are entitled to one vote for each share of common stock you held on the record date on each of the matters presented at the Annual Meeting.

2	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

GENERAL INFORMATION

4.	How does the Board recommend that I vote and what are the voting standards?

Voting Item	Our Board’s Voting Recommendation	Voting Standard to Approve Proposal (assuming a quorum is present)	Treatment of:
			Abstentions	Broker Non-Votes

1. Election of Directors	“FOR” each nominee	Plurality Voting Standard: The two nominees receiving the greatest number of votes cast	“Withhold authority” or abstentions not counted as votes cast and as such have no effect (a)	Not counted as votes cast and as such have no effect; brokers may not vote on this proposal absent instructions

2. Ratification of Public Accounting Firm	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Counted as votes “against”	Not counted as votes cast and as such have no effect; brokers may vote without restriction on this proposal

3. Advisory Approval of the 2017 Compensation of Named Executive Officers (b)	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Counted as votes “against”	Not counted as votes cast and as such have no effect; brokers may not vote on this proposal absent instructions

(a)	If any nominee receives a greater number of “withhold authority” than votes “for” his or her election, then that nominee is to promptly tender his or her resignation, which the Board, upon the recommendation of the Corporate Governance and Nominating Committee, will decide to accept or decline.

(b)	Because this shareholder vote is advisory, the vote will not be binding on the Board or Helix. The Compensation Committee, however, will review the voting results and take them into consideration when making future compensation decisions for our named executive officers.

5.	If I received a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials, why was that the case?

We are using the “notice and access” process permitted by the SEC to distribute proxy materials to certain shareholders. This process allows us to post proxy materials on a designated website and notify shareholders of the availability of the proxy materials on that website. As such, we are furnishing to most of our shareholders proxy materials, including this proxy statement and our 2017 Annual Report to Shareholders, by providing access to those documents on the Internet instead of mailing paper copies. The Notice, which is being mailed to most of our shareholders, describes how to access and review all of the proxy materials on the Internet. The Notice also describes how to vote via the Internet. If you would like to receive a paper copy by mail or an electronic copy by e-mail of the proxy materials, you should follow the instructions in the Notice for requesting those materials. Your accessing your proxy material on the Internet and your request to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact on the environment

6.	Can I vote my shares by filling out and returning the Notice of Availability of Proxy Materials?

No. The Notice identifies the matters to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	3

GENERAL INFORMATION

7.	How do I vote my shares and obtain directions to the Annual Meeting?

If you are a shareholder of record, you may either vote your shares in person at the Annual Meeting or designate another person to vote the shares you own. That other person is called a “proxy,” and you may vote your shares by means of a proxy using one of the following methods of voting:

•	by telephone,

•	electronically using the Internet, or

•	if this proxy statement was mailed to you, by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.

The instructions for these three methods of voting your shares are set forth on the Notice (which immediately follows the Table of Contents) and also on the proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by our Board. The giving of a proxy does not affect your right to vote in person if you attend the Annual Meeting.

Directions to the Annual Meeting can be obtained at www.Helixesg.com/annualmeeting or by calling 888.345.2347.

8.	Am I a shareholder of record?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered a “shareholder of record” with respect to those shares and the Notice is being sent directly to you by EQ Shareowner Services. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. To vote your shares at the Annual Meeting you should bring proof of identification. Whether or not you plan to attend the Annual Meeting, we urge you to vote via the Internet, by telephone, or by marking, signing, dating and returning the proxy card.

Beneficial Owner. If however, like most shareholders of Helix, you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you by your broker, bank or other nominee as the record holder. If you are a beneficial owner, you may appoint proxies and vote as provided by that broker, bank or other nominee. The availability of telephone or Internet voting will depend upon the voting process of your broker, bank or other nominee. You should follow the voting directions provided by your broker, bank or other nominee. If you provide specific voting instructions in accordance with the directions provided by your broker, bank or other nominee, your shares will be voted by that party as you have directed. The organization that holds your shares, however, is considered to be the shareholder of record for purposes of voting at the Annual Meeting.

Accordingly, you may vote shares held in “street name” at the Annual Meeting only if you (a) obtain a signed “legal proxy” from the record holder (your broker, bank or other nominee) giving you the right to vote the shares, and (b) provide an account statement or letter from the record holder showing that you were the beneficial owner of the shares on the record date. If your shares are not registered in your name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker, bank or other nominee in whose name your shares are registered to obtain from your broker, bank or other nominee as record holder a proxy executed in your favor and bring it to the Annual Meeting.

9.	May I change my vote?

Yes, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of Helix,
•	submitting a properly signed proxy card with a later date, or
•	voting in person at the Annual Meeting.

If you hold shares in “street name,” you must follow the procedures required by the shareholder of record – your broker, bank or other nominee – to revoke or change a proxy. You should contact the shareholder of record directly for more information on these procedures.

4	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

GENERAL INFORMATION

10.	What is a quorum?

A majority of Helix’s outstanding common shares as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if a shareholder:

•	is present in person at the Annual Meeting, or

•	has properly submitted a proxy (either by written proxy card or by voting on the Internet or by telephone).

Proxies received but marked as abstentions or withholding authority and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

11.	What are broker non-votes and abstentions?

If you are the beneficial owner of shares held in “street name,” then your broker, bank or other nominee, as shareholder of record, is required to vote those shares in accordance with your instructions. However, if you do not give instructions to the broker, bank or other nominee, then it will have discretion to vote the shares with respect to “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but will not be permitted to vote with respect to “non-routine” matters, such as the election of directors and the approval, on a non-binding advisory basis, of the 2017 compensation of our named executive officers.

Accordingly, if you do not instruct your broker, bank or other nominee on how to vote your shares with respect to non-routine matters, your shares will be broker non-votes with respect to those proposals.

An abstention is a decision by a shareholder to take a neutral position on a proposal being submitted to shareholders at a meeting. Taking a neutral position through an abstention is considered a vote cast on a proposal being submitted at a meeting as described in the response to question 4 above.

12.	How many shares can vote?

On the record date, there were 148,079,552 shares of Helix common stock outstanding and entitled to vote at the Annual Meeting, held by approximately 14,000 beneficial owners.

These shares are the only securities entitled to vote at the Annual Meeting. Each holder of a share of common stock is entitled to one vote for each share held on the record date.

13.	What happens if additional matters are presented at the Annual Meeting?

Other than the three matters noted in response to question 2 above, we are not aware of any other business to be acted upon at the Annual Meeting.

If you grant a proxy, other than the proxy held by the shareholder of record if you are the beneficial owner and hold your shares in “street name,” the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting or any adjournment thereof in accordance with Minnesota law and our By-laws.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	5

GENERAL INFORMATION

14.	What if I don’t give specific voting instructions?

Shareholders of Record. If you are the shareholder of record and you return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted in accordance with the recommendations of our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions.

Beneficial Owners. If you are a beneficial owner and hold your shares in “street name” and do not provide your broker, bank or other nominee with voting instructions, your broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter.

Under applicable rules, brokers, banks and other nominees have the discretion to vote on “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but do not have discretion to vote on “non-routine” matters, such as the election of directors and the approval, on a non-binding advisory basis, of the 2017 compensation of our named executive officers.

Your vote is especially important. If your shares are held by a broker, bank or other nominee, your broker, bank or other nominee cannot vote your shares for (1) the election of directors and (2) the approval, on a non-binding advisory basis, of the 2017 compensation of our named executive officers. Therefore, please promptly instruct your broker, bank or other nominee regarding how to vote your shares regarding these matters.

15.	Is my vote confidential?

Proxy cards, proxies delivered by Internet or telephone, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to EQ Shareowner Services as the independent inspector of election and handled in a manner that protects your voting privacy. As the independent inspector of election, EQ Shareowner Services will count the votes.

16.	May shareholders ask questions at the Annual Meeting?

Yes. During the Annual Meeting shareholders may ask questions or make remarks directly related to the matters being voted on. To ensure an orderly meeting, we ask that shareholders direct questions and comments to the Chairman. In order to provide this opportunity to every shareholder who wishes to speak, the Chairman may limit each shareholder’s remarks to two minutes. In addition, certain employees and officers will be available at the meeting to provide information about 2017 developments and to answer questions of more general interest regarding Helix.

17.	What does it mean if I receive more than one proxy card?

It means you hold shares registered in more than one account. To ensure that all your shares are voted, please follow the instructions and vote the shares represented by each proxy card that you receive. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. For shares held directly by you, you can do this by contacting our transfer agent, EQ Shareowner Services, at 800.468.9716.

18	Who will count the votes?

We have hired a third party, EQ Shareowner Services, to judge the voting, be responsible for determining whether or not a quorum is present, and tabulate votes cast by proxy or in person at the Annual Meeting.

6	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

GENERAL INFORMATION

19.	Who will bear the cost for soliciting votes for the Annual Meeting?

We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners. However, we will not bear any costs related to an individual shareholder’s use of the Internet or telephone to cast their vote. Proxies may be solicited by mail, in person, by telephone or by facsimile, by certain of our officers, directors and regular employees, without extra compensation.

20.	How do I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting and posted on our website under Investor Relations at www.Helixesg.com. The final voting results will be reported in a Current Report on Form 8-K filed in accordance with SEC rules.

21.	Whom should I call with other questions?

If you have additional questions about this proxy statement or the Annual Meeting, or would like additional copies of this proxy statement or our 2017 Annual Report to Shareholders (including our Annual Report on

Form 10-K), please contact the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043, telephone: 281.618.0400.

22.	How may I communicate with Helix’s Board of Directors?

Shareholders may send communications in care of the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Please indicate whether your message is for our Board as a whole, a particular group or committee of directors, our Chairman of the Board or another individual director.

23.	When are shareholder proposals for the 2019 Annual Meeting of Shareholders due?

All shareholder proposals must be submitted in writing to the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043. Any shareholder who intends to present a proposal at the 2019 Annual Meeting of Shareholders must deliver the proposal to us so that it is received no later than November 27, 2018, to have the proposal included in our proxy materials for that meeting. Shareholder proposals must also meet other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be eligible for inclusion.

In addition, our By-laws permit shareholders to propose business to be considered and to nominate directors for election by the shareholders. To propose business or to nominate a director at the 2019 Annual Meeting of Shareholders, shareholders must deliver a notice to Helix’s Corporate Secretary prior to February 9, 2019, setting forth the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with such person’s written consent to serve as a director if elected.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	7

PROPOSAL 1: ELECTION OF DIRECTORS

Two directors are to be elected at the Annual Meeting. The Board has proposed two nominees, Owen Kratz and James A. Watt, to stand for election as Class II directors to serve a three-year term expiring at the Annual Meeting of Shareholders in 2021 or, if at a later date, until their successors are elected and qualified. Mr. Kratz and Mr. Watt are currently serving as Class II directors.

The nominees have agreed to be named in this proxy statement and have indicated a willingness to continue to serve if elected. The Corporate Governance and Nominating Committee of the Board has determined that each of the nominees qualifies for election under its criteria for the evaluation of directors and has nominated the candidates for election. If a nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy card. The Board has no reason to believe that either of the nominees will become unable to serve. The Board has affirmatively determined that Mr. Watt qualifies as “independent” as that term is defined under NYSE Rule 303A and applicable rules promulgated under the Exchange Act.

Unless otherwise instructed, the persons named as proxies will vote all proxies received FOR the election of each person named as nominee below as a Class II director for a term of three years, until the Annual Meeting of Shareholders in 2021 or, if at a later date, until his respective successor is elected and qualified. There is no cumulative voting in the election of directors and the Class II directors will be elected by a plurality of the votes cast at the Annual Meeting.

In the section below, we provide the name and biographical information about each of the Class II director nominees and each other member of the Board.

Age and other information in the director’s biographical information are as of March 12, 2018. Information about the number of shares of our common stock beneficially owned by each director as of March 12, 2018 appears below under the heading “Share Ownership Information –Management Shareholdings” on page 58.

There are no family relationships among any of our directors, nominees for director or executive officers.

Board of Directors Recommendation

The Board recommends that you vote “FOR” the nominees to the Board of Directors set forth in this Proposal 1.

Vote Required

Election of each director requires the affirmative vote of holders of a plurality of the shares of common stock present or represented and voting on the proposal at the Annual Meeting. This means the two nominees receiving the greatest number of votes cast by the holders of our common stock entitled to vote on the matter will be elected as directors.

Under the Corporate Governance Guidelines for the Board, any of the nominees for director who receives a greater number of “withhold authority” than votes “for” his or her election is required to promptly tender his or her resignation. That resignation is to be considered by the Corporate Governance and Nominating Committee, which is to make its recommendation to the full Board. The Board is to act upon the committee’s recommendation within 90 days of the shareholder vote, and the Board’s decision (and if the Board should decline to accept the resignation, the reasons therefor) will be disclosed in a Current Report on Form 8-K.

8	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

PROPOSAL 1: ELECTION OF DIRECTORS

Information about Nominees for Class II Directors:

Owen Kratz	Director since 1990
President and Chief Executive Officer	Age 63
Helix Energy Solutions Group, Inc.

Mr. Kratz is President and Chief Executive Officer of Helix. He was named Executive Chairman in October of 2006 and served in that capacity until February 2008 when he resumed the position of President and Chief Executive Officer. He served as Helix’s Chief Executive Officer from April 1997 until October 2006. Mr. Kratz served as President from 1993 until February 1999, and has served as a Director since 1990 (including as Chairman of the Board from May 1998 to July 2017). He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Cal Dive International, Inc. (now known as Helix) in 1984 and held various offshore positions, including saturation diving supervisor, and management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche. Prior to 1982, he was a superintendent for Santa Fe and various international diving companies, and a diver in the North Sea. From February 2006 to December 2011, Mr. Kratz was a member of the Board of Directors of Cal Dive International, Inc., a publicly traded company, which was formerly a subsidiary of Helix. Mr. Kratz has a Bachelor of Science degree from State University of New York (SUNY).

James A. Watt	Director since 2006
President and Chief Executive Officer	Age 68
Warren Resources, Inc.

Mr. Watt has served as a director since July of 2006. In November of 2015, Mr. Watt became Chief Restructuring Officer, President and CEO and a director of Warren Resources, Inc. In June of 2016, Warren Resources filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. In October of 2016, Warren Resources completed its reorganization and emerged from Chapter 11 bankruptcy protection. At that time, Mr. Watt became and continues as President, CEO and a director of the private domestic onshore oil and gas exploration and development company. Mr. Watt was CEO, President and a director of Dune Energy, Inc., an oil and gas exploration and development company from April of 2007 until September of 2015. Mr. Watt served as Chairman and Chief Executive Officer of Maverick Oil and Gas, Inc., an independent oil and gas exploration and production company from August of 2006 until March of 2007. He was the Chief Executive Officer of Remington Oil and Gas Corporation from February of 1998 and the Chairman of Remington from May of 2003 until Helix acquired Remington in July of 2006. Mr. Watt also served on Remington’s Board of Directors from September of 1997 to July of 2006. Mr. Watt served as a director of Pacific Energy Resources, Ltd. from May of 2006 until January of 2010. Mr. Watt served on the board of Bonanza Creek Energy, Inc. from August of 2012 until April of 2017. He graduated from Rensselaer Polytechnic Institute with a Bachelor of Science in physics. As a result of his professional experiences, Mr. Watt possesses particular knowledge and experience in oil and gas exploration and production and the risks and volatile economic conditions inherent in that industry. Mr. Watt also possesses knowledge in the leadership of complex organizations and other areas related to the operation of a major corporation that strengthen the Board’s collective qualifications, skills and experience.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	9

PROPOSAL 1: ELECTION OF DIRECTORS

Information about Continuing Directors

Class I Directors Term Expiring in 2019:

John V. Lovoi	Director since 2003
Managing Partner, JVL Partners	Age 57

Mr. Lovoi has served as a director since February of 2003. He is a founder and Managing Partner of JVL Partners, a private oil and gas investment partnership. Mr. Lovoi served as head of Morgan Stanley’s global oil and gas investment banking practice from 2000 to 2002 and was a leading oilfield services and equipment research analyst for Morgan Stanley from 1995 to 2000. Prior to joining Morgan Stanley in 1995, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi also serves as Chairman of the Board of Directors of Dril-Quip, Inc., a provider of offshore drilling and production equipment to the global oil and gas business, and as Chairman of Epsilon Energy Ltd., an exploration and production company focused in the Marcellus shale play in the Northeast United States. Mr. Lovoi is also a member of the Board of Directors of Roan Resources, a private exploration and production company in the Anadarko Basin of Oklahoma. Mr. Lovoi graduated from Texas A&M University with a Bachelor of Science degree in chemical engineering and received an M.B.A. from the University of Texas. As a result of these professional experiences, Mr. Lovoi possesses particular financial knowledge and experience in financial matters including capital market transactions, strategic financial planning (including risk assessment), and analysis that strengthen the Board’s collective qualifications, skills and experience.

Jan Rask	Director since 2012
Independent Investor	Age 62

Mr. Rask has served as a director since August of 2012. He has been an independent investor since July of 2007. Since August of 2017, Mr. Rask has been a director of Borr Drilling Limited, which owns and operates a fleet of jack-up rigs for international drilling. Mr. Rask was President, Chief Executive Officer and Director of TODCO from July of 2002 to July of 2007. Mr. Rask was Managing Director, Acquisitions and Special Projects, of Pride International, Inc., a contract drilling company, from September of 2001 to July of 2002. From July of 1996, Mr. Rask was President, Chief Executive Officer and a director of Marine Drilling Companies, Inc., a contract drilling company, until the acquisition of Marine Drilling Companies, Inc. by Pride International, Inc. Mr. Rask served as President and Chief Executive Officer of Arethusa (Off-Shore) Limited from May of 1993 until the acquisition of Arethusa (Off-Shore) Limited by Diamond Offshore Drilling, Inc. in May of 1996. Mr. Rask joined Arethusa Offshore, (ASE) Limited’s principal operating subsidiary in 1990 as its President and Chief Executive Officer. Mr. Rask holds a Bachelor of Economics and Business Administration from the Stockholm School of Economics and Business Administration. Mr. Rask has worked in the shipping and offshore industry for approximately 30 years and has held a number of positions of progressive responsibility in finance, chartering and operations. Mr. Rask possesses particular knowledge and experience in the offshore oil and gas contract drilling industry. Mr. Rask also has extensive knowledge in international operations, leadership of complex organizations and other aspects of operating a major corporation that strengthen the Board’s collective qualifications, skills and experience.

10	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

PROPOSAL 1: ELECTION OF DIRECTORS

Class III Directors Term Expiring in 2020:

Nancy K. Quinn	Director since 2009
Independent Energy Consultant	Age 64

Ms. Quinn has served as a director since February of 2009. Ms. Quinn has been an independent energy consultant since July of 1996 and resides in Key Biscayne, Florida. Ms. Quinn provides senior financial and strategic advice, primarily to clients in the energy and natural resources industries. Ms. Quinn has worked in the financial industry for over 30 years, specializing in financial restructuring, strategic advice, and mergers and acquisitions for a broad range of energy and natural resource companies. Ms. Quinn gained extensive experience in independent exploration and production, as well as in diversified natural gas and oilfield service sectors, while holding leadership positions at such firms as PaineWebber Incorporated and Kidder, Peabody & Co. Incorporated, as well as energy industry private equity investment and mergers and acquisitions experience in a senior advisory role with Beacon Group. Ms. Quinn currently serves as a director and chair of the Human Resources Committee and member and former chair of the Audit Committee of Atmos Energy Corporation, a natural gas distribution, intrastate pipeline and marketing company. Ms. Quinn served as a director and chair of the Audit Committee of Endeavour International Corporation, an international oil and gas exploration and production company until November of 2015. Ms. Quinn was also previously a member of the boards of Louis Dreyfus Natural Gas and Deep Tech International. Ms. Quinn graduated with a Bachelor of Fine Arts degree from Louisiana State University and an M.B.A. from the University of Arkansas. As a result of her professional experiences, Ms. Quinn possesses particular knowledge and experience in accounting and finance, including experience with capital market transactions and investments. Ms. Quinn also possesses knowledge in strategic planning and capital markets, as well as corporate governance experience as a board leader in several public companies that strengthen the Board’s collective qualifications, skills and experience.

William L. Transier	Director since 2000
Energy Executive	Age 63

Mr. Transier has served as a director since October of 2000, and as Lead Independent Director from March of 2016 through July of 2017 when he was appointed Chairman of the Board. He is Chief Executive Officer of Transier Advisors, LLC, an independent advisory firm providing services to energy companies facing stressed operational situations, turnaround, restructuring or in need of interim executive leadership. He was co-founder of Endeavour International Corporation, an international oil and gas exploration and production company. He served as non-executive Chairman of Endeavour’s Board of Directors from December of 2014 until November of 2015. He served until December of 2014 as Chairman, Chief Executive Officer and President of Endeavour and as its Co-Chief Executive Officer from its formation in February of 2004 through September of 2006. Mr. Transier served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. from March of 1999 to April of 2003 and prior to that, Mr. Transier served in various positions of increasing responsibility with Seagull Energy Corporation. Before his tenure with Seagull, Mr. Transier served in various roles including partner in the audit department and head of the Global Energy practice of KPMG LLP from June of 1986 to April of 1996. From May of 2016 to July of 2017, Mr. Transier was a member of the Board of Directors of CHC Group Ltd. From August of 2014 to July of 2017, Mr. Transier was a member of the Board of Directors of Paragon Offshore plc. From December of 2006 to December of 2012, Mr. Transier was a member of the Board of Directors of Cal Dive International, Inc., a publicly traded company that was formerly a subsidiary of Helix. He served as Lead Director of Cal Dive from May of 2009 until December of 2012. Mr. Transier graduated from the University of Texas with a B.B.A. in accounting and has an M.B.A. from Regis University. As a result of his professional experiences, Mr. Transier possesses particular knowledge and experience in accounting and disclosure compliance including accounting rules and regulations. Mr. Transier also has extensive knowledge of international operations, the oil and gas industry, leadership of complex organizations and other aspects of operating a major corporation that strengthen the Board’s collective qualifications, skills and experience.

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CORPORATE GOVERNANCE

Composition of the Board

Our Board currently consists of six members and, in accordance with our By-laws, is divided into three classes of similar size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. The Class I, II and III directors are currently serving until the later of the Annual Meeting in 2019, 2018 and 2020, respectively, and their respective successors being elected and qualified. There are currently two directors each in Class I, Class II and Class III.

Role of the Board

The Board has established guidelines that it follows in matters of corporate governance. A complete copy of the Corporate Governance Guidelines for the Board of Directors is available on our website, which can be found at www.Helixesg.com, under Investor Relations, by clicking Governance. According to the governance guidelines, the Board is vested with all powers necessary for the management and administration of Helix’s business operations. Although not responsible for our day-to-day operations, the Board has the responsibility to oversee management, provide strategic direction, provide counsel to management regarding the business of Helix, and to be informed, investigate and act as necessary to promote our business objectives.

Board of Directors Independence and Determinations

The Board has affirmatively determined that Messrs. Lovoi, Rask, Transier and Watt, and Ms. Quinn qualify as “independent” as that term is defined under NYSE Rule 303A and applicable rules promulgated under the Exchange Act. In making this determination, the Board has concluded that none of these directors has a relationship with Helix that, in the opinion of the Board, is material and would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our only current non-independent management director is Mr. Kratz, our President and Chief Executive Officer. Accordingly, a majority of the members of our Board are independent, as required by NYSE Rule 303A. This independence determination is analyzed annually to promote arms-length oversight. In making the determination regarding independence the Board reviewed the NYSE Rule 303A criteria for independence in advance of the first meeting of the Board in 2018. In connection with its determination, the Board gathered information with respect to each Board member individually regarding transactions and relationships between Helix and its directors, including the existence of ongoing transactions, if any, entered into between Helix and other entities of which our directors serve as officers or directors. Each director also completed a questionnaire, which included questions about his or her relationship with Helix. None of these transactions or relationships were deemed to affect the independence of the applicable director, nor did they exceed the thresholds established by NYSE rules.

Selection of Director Candidates

The Board is responsible for selecting candidates for Board membership and for establishing the criteria to be used in identifying potential candidates. The Board delegates the screening and nomination process to the Corporate Governance and Nominating Committee.

For more information on the director nomination process, including the current selection criteria, see “Corporate Governance and Nominating Committee” starting on page 17.

12	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

CORPORATE GOVERNANCE

Board of Directors Qualifications, Skills and Experience

We are an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. We believe our Board should be composed of individuals with sophistication and experience in the substantive areas that impact our business. We believe experience, qualifications, or skills in one or more of the following areas to be most important: offshore oilfield services, oil and gas exploration and production, international operations, accounting and finance, strategic planning, investor relations, governance matters, leadership and administration of complex organizations, management of risk, corporate governance and other areas related to the operation of a major international corporation (whether social, cultural, industrial or operational). We believe that all of our current Board members possess the professional and personal qualifications necessary for Board service, and have the described noteworthy attributes in their biographies under “Election of Directors” on pages 9-11.

Board Leadership Structure

In July of 2017, the Board appointed its former Lead Director, Mr. Transier, to serve as its independent Chairman of the Board. The Corporate Governance and Nominating Committee periodically reviews and recommends to the Board appropriate Board leadership structure.

Communications with the Board

Pursuant to the terms of our Corporate Governance Guidelines adopted by the Board, any shareholder or other interested party wishing to send written communications to any one or more of Helix’s directors may do so by sending them in care of our Corporate Secretary at Helix’s corporate office. All such communications will be forwarded to the intended recipient(s). All such communications should indicate whether they contain a message for the Board as a whole, a particular group or committee of directors, our Chairman or another individual director.

Code of Business Conduct and Ethics

In addition to the Corporate Governance Guidelines, in 2003 we adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our executive officers. At that time we also established a Code of Ethics for Chief Executive and Senior Financial Officers that is currently applicable to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Corporate Controller, and Vice President – Internal Audit. We have posted a current copy of both codes on our website, which is located at www.Helixesg.com, under Investor Relations, then by clicking Governance. In addition, we intend to post on our website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers of, any provision of the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics, the Code of Ethics for Chief Executive and Senior Financial Officers and the Corporate Governance Guidelines are available free of charge in print upon request sent to the Corporate Secretary at Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Attendance at the Annual Meeting

The Board holds a regular meeting immediately preceding and/or immediately after each year’s Annual Meeting of Shareholders. Therefore, members of our Board generally attend Helix’s Annual Meetings of Shareholders.

The Board encourages its members to attend the Annual Meeting, but does not have a written policy regarding attendance at the meeting. All members of the Board attended the 2017 Annual Meeting of Shareholders.

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CORPORATE GOVERNANCE

Mandatory Retirement Policy

In February of 2017, the Corporate Governance and Nominating Committee adopted a mandatory retirement policy for directors such that no person may be a director nominee to serve for a term if during the applicable term he or she would reach the age of 75.

Directors’ Continuing Education

The Board encourages all members to attend director education programs if they believe attendance will enable them to perform better and to recognize and effectively deal with issues as they arise. To assist members’ continuing education, Helix is a member of the National Association of Corporate Directors and from time to time Helix will present programs regarding topical matters to the Board.

Risk Oversight

The Board has overall responsibility for risk oversight with a focus on the most significant risks facing Helix. Our management identifies and prioritizes risks associated with our business, which are discussed at Board and/or committee meetings as appropriate. The Board focuses on our general risk management strategy and the most significant risks to Helix, and ensures that appropriate risk mitigation strategies are implemented by our management. The Board is also informed of particular risks in connection with its general oversight and approval of corporate matters.

The Board delegates to the Audit Committee oversight of much of our risk management process. Among its duties, the Audit Committee regularly reviews with management:

•	Our hedging policies and transactions;

•	Our policies with respect to risk assessment and the management of risks that may be material;

•	Our system of disclosure controls and system of internal controls over financial reporting;

•	Key credit risks;

•	Cybersecurity risk and control procedures; and

•	Our compliance with legal and regulatory requirements and our programs related to that compliance.

The Board’s risk oversight process builds upon management’s risk assessment and mitigation processes. Our management is responsible for the day-to-day management of Helix including the management of risk. Our finance, legal (which includes compliance, human resources, contracts and insurance functions) and internal audit departments serve as the primary monitoring and testing function for company policies and procedures, and manage the day-to-day oversight of our risk management strategy. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Management regularly reports on these risks to the Board and/or its relevant committee. Additional review and reporting of risks is conducted as needed or as requested by the Board and/or its relevant committee. Our committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material risk.

In addition to reports from the committees, the Board receives presentations throughout the year from various members of management that include discussion of significant risks as necessary and appropriate, including any risks associated with proposed transactions. At each Board meeting, our CEO addresses matters of particular importance or concern, including any significant areas of risk that require Board attention, whether commercial, operational, legal, regulatory or other type of risk. Additionally, the Board reviews our short-term and long-term strategies, including consideration of significant risks facing Helix and the impact of such risks.

We believe that our risk management responsibilities, processes and procedures are an effective approach for addressing the risks facing Helix and that our Board structure supports this approach.

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14	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

CORPORATE GOVERNANCE

Meetings of the Board and Committees

The Board currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee acts under the terms of a written charter, copies of which are available on our website, which is located at www.Helixesg.com, under Investor Relations, then by clicking Governance. A copy of each charter is available free of charge upon request to the Corporate Secretary at Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

The following table summarizes the membership of the Board and each of its committees as well as the number of times each met during the year ended December 31, 2017. Members were elected to the Board based upon the recommendation of the Corporate Governance and Nominating Committee followed by a vote of the full Board. Each member of each of these committees is independent as defined by the applicable NYSE and SEC rules.

Name	Board	Audit	Compensation	Corporate Governance and Nominating
Mr. Kratz	Member	—	—	—
Mr. Lovoi	Member	Member	Member	—
Mr. Porter(1)	Member	Member	—	Member
Ms. Quinn	Member	Chair	—	Member
Mr. Rask	Member	—	Member	Chair
Mr. Transier	Chair	Member	Member	Member
Mr. Tripodo(2)	Member	—	—	—
Mr. Watt	Member	—	Chair	Member
Number of Meetings in 2017
Regular	5	6	5	5
Special	8	0	4	0

(1) Mr. Porter resigned from the Board effective March 31, 2017.

(2) Mr. Tripodo resigned from the Board effective December 31, 2017.

Board Attendance

During the year ended December 31, 2017, the Board held a total of thirteen meetings. Every director who served for all of 2017 attended 75% or more of the total meetings of the Board held during 2017, and each director attended 75% or more of the total meetings of the committees on which such director served.

Executive Sessions of the Directors

Non-management directors meet in regular executive sessions following Board and committee meetings without any members of management being present and at which only those directors who meet the independence standards of the NYSE are present, provided however, that committees do periodically meet with individual members of management by invitation, including the CEO, during executive session.

The independent Chairman and, prior to the Chairman’s election in July of 2017, the Lead Director, presides at executive sessions of the independent directors. In the case of an executive session of the independent directors held in connection with a meeting of a committee of the Board, the chair of the applicable committee presides as chair.

Audit Committee

The Audit Committee is composed of three non-employee directors: Ms. Quinn, Chair, and Messrs. Lovoi and Transier, each of whom meets the independence and financial literacy requirements as defined in the applicable NYSE and SEC rules. The Audit Committee is appointed by the Board to assist the

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	15

CORPORATE GOVERNANCE

Board in fulfilling its oversight responsibility to our shareholders, potential shareholders, the investment community and others relating to: (i) the integrity of our financial statements, (ii) the effectiveness of our internal control over financial reporting, (iii) our compliance with legal and regulatory requirements, (iv) the performance of our internal audit function and independent registered public accounting firm and (v) the independent registered public accounting firm’s qualifications and independence. Among its duties, all of which are more specifically described in the Audit Committee charter, which was most recently amended in December of 2017, the Audit Committee:

•	Oversees and appoints our independent registered public accounting firm;

•	Reviews the adequacy of our accounting and audit principles and practices, and the adequacy of compliance assurance procedures and internal controls;

•	Reviews and pre-approves all non-audit services to be performed by the independent registered public accounting firm in order to maintain such accounting firm’s independence;

•	Reviews the scope of the annual audit;

•	Reviews with management and the independent registered public accounting firm our annual and quarterly financial statements, including disclosures made in management’s discussion and analysis and in our earnings press releases;

•	Meets independently with management and the independent registered public accounting firm;

•	Reviews corporate compliance and disclosure systems;

•	Reviews corporate compliance and ethics programs and associated legal and regulatory requirements together with management’s periodic evaluation of the programs’ effectiveness;

•	Reviews and approves related-party transactions;

•	Makes regular reports to the Board;

•	Reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval;

•	Performs an annual self-evaluation of its performance;

•	Produces an annual report for inclusion in our proxy statement; and

•	Performs such other duties as may be assigned by the Board from time to time.

Audit Committee Independence

The Board has affirmatively determined that all members of the Audit Committee (i) are considered “independent” as defined under NYSE Rule 303A and (ii) meet the criteria for independence set forth in Exchange Act Rule 10A-3(b)(1).

Designation of Audit Committee Financial Expert

The Board has determined that each member of the Audit Committee is financially literate and that Mr. Transier and Ms. Quinn are “audit committee financial experts,” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-

Oxley Act of 2002, and have financial management expertise as required by the NYSE listing rules.

For more information regarding the Audit Committee, please refer to the “Report of the Audit Committee” on page 24.

Compensation Committee

The Compensation Committee is composed of four non-employee independent directors: Mr. Watt, Chair, and Messrs. Lovoi, Rask and Transier. The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of our executive officers. The Compensation Committee has the responsibilities described in the Compensation Committee charter including the overall responsibility for reviewing, evaluating and approving Helix’s executive officer compensation plans, policies, programs and agreements (to the extent such agreements are considered necessary or appropriate by the Compensation Committee). The Compensation Committee is also responsible for reviewing and recommending to the Board whether the “Compensation Discussion and Analysis” should be included in our proxy statement and for performing such other functions as the Board may assign to the Compensation Committee from time to time. The Compensation Committee has the responsibility to:

16	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

CORPORATE GOVERNANCE

•	Review our overall compensation philosophy and objectives;
•	Oversee the 2005 Long Term Incentive Plan (as amended and restated effective January 1, 2017) (the “2005 Plan”), the Employees’ 401(k) Savings Plan, the Employee Stock Purchase Plan, and any other equity-based plans;
•	Commission independent consultants to assist the committee in the evaluation of independent board member and executive officer compensation, as discussed in our “Compensation Discussion and Analysis” below;
•	Review and approve executive officer compensation and compensatory arrangements, including base salary, short-term incentive compensation, and long-term incentive compensation;
•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval;
•	Perform an annual self-evaluation of its performance; and
•	Perform such other duties as may be assigned by the Board from time to time.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed of four non-employee independent directors: Mr. Rask, Chair, Ms. Quinn, Mr. Transier and Mr. Watt. The Corporate Governance and Nominating Committee is appointed by the Board to take a leadership role in shaping the corporate governance and business standards of our Board and Helix. The Corporate Governance and Nominating Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board, oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently, and identifies best practices and recommends corporate governance principles, including giving proper attention and effective responses to shareholder concerns regarding corporate governance.

The Corporate Governance and Nominating Committee has the responsibilities specifically described in the Corporate Governance and Nominating Committee charter and the Corporate Governance Guidelines, including the responsibility to:

•	Identify and evaluate potential qualified director nominees and select or recommend director nominees to the Board;

•	Recommend to the Board the number and term of members of the Board and each committee of the Board;

•	Monitor, and recommend members for, each of the committees of the Board;

•	Monitor and recommend the functions of the committees of the Board;
•	Make a recommendation to the Board of whether to accept the resignation of any director who receives a greater number of “withhold authority” than votes “for” his or her election in an uncontested election;

•	Periodically review and recommend to the Board appropriate Board leadership structure;

•	Periodically review and revise our corporate governance principles as appropriate;

•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval;

•	Perform an annual self-evaluation of its performance and the performance of the Board as a whole;

•	Oversee director orientation and education regarding Helix’s business, structure, management and director responsibilities, as well as emerging governance issues and trends;

•	Review and make recommendations to the Board regarding notifications made to the committee by directors concerning service on other boards or any material change in employment or other circumstances;

•	Give appropriate consideration to shareholder concerns and proposals regarding corporate governance matters concerning the Board, and provide input for any response by Helix to such concerns or proposals; and

•	Perform such other duties as may be assigned by the Board from time to time.

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CORPORATE GOVERNANCE

Director Nominee Process

Process for Director Nominations — Shareholder Nominees

The policy of the Corporate Governance and Nominating Committee is to consider properly submitted recommendations of director nominees by shareholders as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating these nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability and to address the membership criteria set forth below under “Director Qualifications and Diversity.” Any shareholder recommendations for director nominees for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043. In addition, our By-laws permit shareholders to nominate directors for consideration at an annual shareholder meeting. However, in order to be considered at this year’s Annual Meeting, nominations were required to be received by us prior to the date of this proxy statement.

Neither the Corporate Secretary nor the Corporate Governance and Nominating Committee received any recommendations for director nominees from any shareholder or group of shareholders during 2017 or to date in 2018. As such, Mr. Kratz and Mr. Watt are the only directors standing for election at the Annual Meeting.

Shareholders may nominate persons for election to the Board to be considered at next year’s Annual Meeting of Shareholders in accordance with the procedure on page 60.

Director Qualifications and Diversity

The Corporate Governance and Nominating Committee has established certain criteria with respect to the desired skills and experience for prospective Board members, including those candidates recommended by the committee and those properly nominated by shareholders. The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using criteria and priorities established from time to time. Desired personal qualifications for director nominees include industry knowledge, intelligence, insight, practical wisdom based on experience, the highest professional and personal ethics and values, leadership skills, integrity, strength of character and commitment. Nominees should also have broad experience at the policy-making level in business and possess a familiarity with complex business organizations and one or more of our business lines or those of our customers. Nominees should have the independence necessary to make an unbiased evaluation of management performance and effectively carry out their oversight responsibilities and be committed to enhancing shareholder value. Nominees should have sufficient time to carry out their duties. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties to Helix and our shareholders. Specifically, in accordance with our Corporate Governance Guidelines for the Board of Directors, they may not serve on the boards of more than four public companies other than Helix or, if the director is the CEO of Helix or equivalent of another public company, on the boards of more than two public companies other than Helix. Each director must represent the interests of all shareholders.

Although the Corporate Governance and Nominating Committee does not have a formal policy regarding Board diversity, it does view diversity expansively and has determined that it is desirable for the Board to have a variety of different viewpoints, professional experiences, educational backgrounds and skills, and considers these types of diversity and background attributes in its selection process. The composition, skills and needs of the Board change over time and will be considered in determining desirable candidates for any specific opening on the Board. The Corporate Governance and Nominating Committee in evaluating a potential nominee will conduct its search for the best candidate for the Board seat on a non-discriminatory basis.

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CORPORATE GOVERNANCE

Identifying and Evaluating Nominees for Directors

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected, due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, professional search firms, shareholders or other parties. These candidates are evaluated at regular or special meetings of the Corporate Governance and Nominating Committee, and may be considered at any point during the year.

As described above, the Corporate Governance and Nominating Committee considers properly submitted recommendations of director nominees by shareholders.

Following verification of the shareholder status of persons proposing director nominees, recommendations are considered by the Corporate Governance and Nominating Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our Annual Meeting of Shareholders. If any materials are provided by a shareholder in connection with the shareholder’s recommendation of a director nominee, those materials are forwarded to the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee may also review materials provided by current Board members, professional search firms or other parties in connection with a nominee who was not proposed pursuant to a shareholder recommendation. In evaluating those nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was during 2017 an officer or employee of Helix or any of our subsidiaries, or was formerly an officer of Helix or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act.

During 2017, no executive officer of Helix served as (1) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served on the Compensation Committee of our Board, (2) a director of another entity, one or more of whose executive officers served on the Compensation Committee of our Board or (3) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served as a member of our Board.

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DIRECTOR COMPENSATION

2017 Director Compensation Table

The following table provides compensation that was earned or paid during the one-year period ended December 31, 2017 for each member who served on our Board during all or part of 2017.

Name(1)	Fees Earned or Paid in Cash(2)(3)	Stock Awards(4)(5)	All Other Compensation	Total
John V. Lovoi	$-0-	$342,810	$-0-	$342,810
T. William Porter	$45,500	$175,000	$-0-	$220,500
Nancy K. Quinn	$149,000	$175,000	$-0-	$324,000
Jan Rask	$-0-	$355,001	$-0-	$355,001
William L. Transier	$262,850	$175,000	$-0-	$437,850
James A. Watt	$148,750	$175,000	$-0-	$323,750

(1)	Mr. Porter resigned from the Board effective March 31, 2017. The vesting of his 37,598 unvested shares was accelerated by the Compensation Committee on that date. Messrs. Kratz and Tripodo are not included in the table because they do not receive any compensation for serving on our Board.

(2)	The annual retainer fee for each member of the Board and the retainer fee related to the applicable Board member’s serving as a chair of a committee are paid quarterly. Since 2005, directors have had the option of taking Board and committee fees (but not expenses) in the form of restricted stock. See “Summary of Director Compensation and Procedures” below. Messrs. Lovoi and Rask received their fees in restricted stock during 2017.

(3)	In this column we are required to report all fees earned or paid to directors during 2017. As a result, fees earned in 2016 for fourth quarter service in 2016 but paid in 2017 are also included; thus the dollar amount represents fees paid for five (not four) successive quarters. Fees earned in 2016 but paid in 2017 were as follows: Mr. Porter, $28,750; Ms. Quinn, $37,000; Mr. Transier, $48,500 and Mr. Watt, $37,250. Information with regard to Messrs. Lovoi and Rask is included in footnote 5 below.

(4)	Amounts shown in this column represent the grant date fair value of the restricted stock as calculated in accordance with the provisions of FASB Accounting Standard Codification (ASC) Topic 718. The value ultimately realized by each director may or may not be equal to the FASB ASC Topic 718 determined value.

(5)	The grant date fair value of the restricted stock awarded with respect to the year ended December 31, 2017 to each director, computed in accordance with FASB ASC Topic 718, is as follows:

Name	Date of Grant		Number of Shares	Grant Date Fair Value
Mr. Lovoi	December 2, 2016	(a)	15,780	$175,000
	January 3, 2017	(b)	4,854	$42,812
	April 3, 2017	(b)	3,660	$28,438
	July 3, 2017	(b)	7,037	$39,689
	October 2, 2017	(b)	3,594	$26,560
	January 2, 2018	(b)	4,020	$30,311
Mr. Porter	December 2, 2016	(a)	15,780	$175,000
Ms. Quinn	December 2, 2016	(a)	15,780	$175,000
Mr. Rask	December 2, 2016	(a)	15,780	$175,000
	January 3, 2017	(b)	5,102	$45,000
	April 3, 2017	(b)	4,344	$33,753
	July 3, 2017	(b)	6,981	$39,373
	October 2, 2017	(b)	4,060	$30,003
	January 2, 2018	(b)	4,227	$31,872
Mr. Transier	December 2, 2016	(a)	15,780	$175,000
Mr. Watt	December 2, 2016	(a)	15,780	$175,000

(a)	Represents the annual equity grant made in December of 2016 for Board service for 2017 and the future.

(b)	Represents the payment of retainer and Board and committee fees for the fourth quarter of 2016 and each quarter of 2017.

20	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

DIRECTOR COMPENSATION

Additionally, on December 7, 2017, each of the non-employee directors was issued 23,548 shares of restricted stock having a value of $150,000 representing their annual grant for future Board service.

As of December 31, 2017, unvested restricted stock held by each non-employee director who served during all or part of 2017 is as follows:

Name	Shares of Unvested Restricted Stock Outstanding(a)
Mr. Lovoi	84,547
Mr. Porter	0
Ms. Quinn	43,538
Mr. Rask	83,930
Mr. Transier	43,538
Mr. Watt	43,538
(a)	Does not include January 2, 2018 grant of 4,020 shares of restricted stock to Mr. Lovoi and 4,227 shares of restricted stock to Mr. Rask for 2017 fourth quarter service.

Summary of Director Compensation and Procedures

Our non-employee director compensation structure has three components: (1) director retainer and fees (meetings and unanimous consents), (2) equity-based compensation currently in the form of restricted stock awards, and (3) reimbursement of reasonable expenses related to attending Board and committee meetings. We re-evaluate director compensation on an annual basis based on the compensation of directors by companies in our peer group and other relevant facts and circumstances.

In 2017, all non-employee directors received an annual director’s retainer of $55,000.

In July of 2017, our Lead Director was appointed by the Board to serve as its independent Chairman. Prior to his appointment to the chairmanship on July 18, 2017, our Lead Director also received an annual lead director retainer fee of $25,000 (which in 2017 was prorated up to the date of the new appointment). The Compensation Committee determined that beginning on the date of his appointment as Chairman of the Board, this board member is to receive an independent chairman’s retainer of $195,000 per year (which for 2017 was prorated from the date of the new appointment). The retainer for the Chairman of the Board was based both on peer company data for annual retainers for non-executive chairmen, as well as the complexity and number of issues facing the Board in a difficult market and the frequency of meetings and other Board deliberations during a prolonged challenging business environment.

In addition, each committee chair received an annual committee chair retainer fee: $15,000 for the Chair of the

Audit Committee, $10,000 for the Chair of the Compensation Committee and $5,000 for the Chair of the Corporate Governance and Nominating Committee.

With respect to fees, non-employee directors received $1,500 for each Board meeting attended and for each consent executed after reviewing the subject of the consent. For committee service in 2017, each committee member received a fee of $1,500 for each committee meeting attended and each consent executed.

We also paid the reasonable out-of-pocket expenses incurred by each non-employee director in connection with attending the meetings of the Board and any Board committee.

Since 2005, non-employee directors have had the option of taking Board and committee fees (but not expenses) in the form of restricted stock, pursuant to the terms of our 2005 Plan. An election to take fees in the form of cash or stock is made by our directors prior to the beginning of the subject fiscal year (and if no election is made, fees will be paid in cash). Directors taking fees in the form of restricted stock receive an award for service during a quarter on or about the first business day of the next quarter in an amount equal to 125% of the cash equivalent of his or her fees, with the number of shares determined by the closing stock price on the last trading day of the fiscal quarter for which the fees were earned. These awards fully vest two years after the first day of the year in which the grant is made. Messrs. Lovoi and Rask elected to take Board and committee fees paid in 2017 in the form of restricted stock. (Messrs. Lovoi and

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	21

DIRECTOR COMPENSATION

Rask have also elected to take Board and committee fees in the form of restricted stock for 2018.)

Upon joining the Board and on the date of each regularly scheduled December Board meeting thereafter, a director receives a grant of restricted stock. These grants are made pursuant to the terms of the 2005 Plan and since 2012 and prior to the 2017 awards, vested ratably over three years. For 2015 and 2016 the annual equity grant had a value of $175,000, which represented a reduction in value from prior years’ grants of $200,000 to reflect the smaller relative size of Helix in terms of revenue and market capitalization. At its December 2016 meeting the Compensation Committee determined that for 2017 the annual equity grant’s value would be further reduced by $25,000 (to $150,000) and would have a vesting term of one year to align more closely with how our peer group compensates independent directors. All grants are subject to immediate vesting on the occurrence of a Change in Control (as defined in the 2005 Plan). The grant of stock options is not currently an element of director compensation.

Our CEO and our former Executive Vice President and Senior Advisor did not receive any cash or equity compensation for their service on the Board in addition to the compensation payable for their service as employees of Helix.

22	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

CERTAIN RELATIONSHIPS

In accordance with its charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related-party transactions. The Audit Committee has adopted a written Statement of Policy with respect to Related Party Transactions. It is our policy to approve and enter into transactions only when the Board, acting through the Audit Committee, determines that a transaction with a related party is in, or not inconsistent with, the best interests of Helix and our shareholders. The Audit Committee will consider all relevant facts and circumstances available to the Audit Committee to determine whether the related-party transaction is in, or not inconsistent with, our best interests, including the benefits to us, the impact on a director’s independence if the related party is a director or a party related to a director, the availability of other sources for the product or services, the terms of the transaction and the terms available from unrelated third parties. The policy covers any transaction, arrangement or relationship in which we are a participant and in which a related party has a direct or indirect interest, other than transactions available to all employees generally or transactions involving less than $5,000. A “related party” includes any person that served as a senior officer or director of Helix during the last fiscal year, a person that beneficially owns more than 5% of any class of our outstanding voting securities, and a person that is an immediate family member of either of the foregoing or an entity that is controlled by any of the foregoing.

During 2017 Helix was not a party to any transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any of our directors or executive officers, any holder of more than 5% of our common stock, or any member of the immediate family of any of these persons, had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” below.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving all audit, review and attest engagements, and permissible non-audit services to be performed by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. During the year, circumstances may arise such that it becomes necessary to engage the independent registered public accounting firm for services in excess of those contemplated by the budget or for additional services. The Audit Committee charter includes specific pre-approval procedures with respect to tax-related services.

The Audit Committee charter delegates pre-approval authority in certain circumstances to the Chair of the

Audit Committee, provided the Chair reports any approvals to the Audit Committee at its next meeting. For all types of pre-approval, the Audit Committee considers whether these services are consistent with the SEC rules regarding auditor independence.

The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that these services are within the parameters approved by the Audit Committee. None of the fees in 2017 were for services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X.

All fiscal year 2017 professional services by KPMG LLP and Ernst & Young LLP were pre-approved.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	23

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2017 with management, our internal auditors and KPMG LLP. In addition, the Committee has discussed with KPMG LLP, the independent registered public accounting firm for the Company, the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees (AS 1301). The Sarbanes-Oxley Act of 2002 requires certifications by the Company’s chief executive officer and chief financial officer in certain of the Company’s filings with the Securities and Exchange Commission (SEC). The Committee discussed the review of the Company’s reporting and internal controls undertaken in connection with these certifications with the Company’s management and independent registered public accounting firm. The Committee also reviewed and discussed with the Company’s management and independent registered public accounting firm management’s report and KPMG LLP’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.

The Committee also has received the written disclosures and the letter from KPMG LLP regarding the auditor’s independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and it has reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. The Committee also has discussed with management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as it deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Committee recommended to the Company’s Board of Directors the inclusion of the Company’s audited financial statements for the year ended December 31, 2017 in the Company’s Annual Report on Form 10-K for such year filed with the SEC.

        Members of the Audit Committee:

        Nancy K. Quinn, Chair

        John V. Lovoi

        William L. Transier

This report is not deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.

24	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

PROPOSAL 2:	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

KPMG LLP (”KPMG”) served as our independent registered public accounting firm in 2017 providing audit and financing services since their appointment in May of 2016. Ernst & Young LLP (“EY”) served in that capacity from 2002 until their dismissal in May of 2016. No dispute or disagreement existed on any issue between Helix and EY.

Our Audit Committee has the authority to retain, oversee, evaluate and terminate our independent registered public accounting firm. Pursuant to such authority, the Audit Committee has appointed KPMG, an independent registered public accounting firm, as auditors to examine the financial statements of Helix for the fiscal year ending December 31, 2018, and to perform other appropriate accounting services.

Although our By-laws do not require that shareholders ratify the appointment of KPMG as our independent registered public accounting firm, the Board has determined to submit the selection of KMPG for ratification by the shareholders. If the shareholders do not ratify the appointment of KPMG, the adverse vote will be considered as a direction to the Audit Committee to consider selecting other auditors for the next fiscal year. However, it is contemplated that the appointment for the fiscal year ending December 31, 2018 will be permitted to stand unless the Audit Committee finds reasons for making a change. It is understood that even if the selection of KPMG is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of Helix and our shareholders.

We expect that representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years in each of the following categories were:

	2017					2016
		(In Thousands)
		KPMG		EY		KPMG		EY
Audit Fees(1)	$	1,687	$	61	$	1,549	$	872
Audit-Related Fees(2)		0		0		0		2
Tax Fees(3)		36		73		0		119
All Other Fees(4)		0		0		170		0

Total	$	1,723	$	134	$	1,719	$	993

(1)	Audit fees include fees related to the following services: the annual consolidated financial statement audit (including required quarterly reviews), subsidiary audits, audit of internal controls over financial reporting, and consultations relating to the audit or quarterly reviews.

(2)	Audit-related fees include the annual renewal for the EY Online accounting research subscription.

(3)	Fees are primarily related to tax compliance work in the United States, Norway, Brazil, Singapore, the United Kingdom, Egypt, India and Ghana, and tax planning.

(4)	Other fees were for services performed prior to KPMG’s appointment in May of 2016. None of these were for financial information systems design and implementation.

The Audit Committee considers whether the provision of the foregoing services is compatible with maintaining the registered public accounting firm’s independence and has concluded that the foregoing non-audit services and non-audit-related services did not adversely affect the independence of KPMG.

Board of Directors Recommendation

The Board recommends that you vote “FOR” the ratification of the selection of KPMG as Helix’s independent registered public accounting firm set forth in this Proposal 2.

Vote Required

The ratification of KPMG requires the affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote on the proposal at the Annual Meeting.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes Helix’s 2017 executive compensation program, including how our Compensation Committee made 2017 compensation decisions, and the level and elements of 2017 compensation for each of our “named executive officers” (“NEOs”). For 2017, our NEOs consisted of our Chief Executive Officer, Chief Financial Officer, and three other highest paid executive officers, and are as follows:

•	Owen Kratz, President and Chief Executive Officer

•	Erik Staffeldt, Senior Vice President and Chief Financial Officer

•	Scotty Sparks, Executive Vice President and Chief Operating Officer

•	Alisa B. Johnson, Executive Vice President, General Counsel and Corporate Secretary

•	Anthony Tripodo, our former Executive Vice President and Senior Advisor (and during the first part of 2017 prior to Mr. Staffeldt’s promotion to the position of chief financial officer, our Executive Vice President and Chief Financial Officer).

The Compensation Committee encourages you to read this CD&A carefully and consider it when conducting your “say on pay” vote on the 2017 compensation of our NEOs. Although this is a non-binding advisory vote, the Compensation Committee considers the outcome when determining future compensation practices and levels.

For example, in response to the 80% favorable vote in 2016 on executive compensation, and certain comments made by shareholder’ advisory services as well as an institutional shareholder the Compensation Committee made changes for 2017 in how a portion of long-term performance based incentive compensation payout will be determined; these changes involved setting more stringent requirements for payout of Performance Share Units (“PSUs”).(1)

(1)	Specifically, the minimum threshold to trigger any payout was raised from Helix’s total shareholder return being at the 20th percentile of its peers to the 30th percentile; the performance level to earn a maximum payout was raised from Helix’s total shareholder return being at the 80th percentile of its peers to the 90th percentile; and quintile based payouts was eliminated in favor of linear interpolation so that NEOs can no longer earn a set percentage payout regardless of where Helix’s total shareholder return falls within.

Our CD&A is divided into the following sections:

A.	Executive Summary

B.	Executive Compensation Process

C.	Compensation Philosophy and Objectives

D.	2017 Executive Compensation Components

E.	2017 Say on Pay Vote and Frequency

F.	Compensation Committee Report

A.          EXECUTIVE SUMMARY

Helix is an international offshore energy services company. Our focus is on well intervention and robotics operations. We provide services primarily in deepwater in the U.S. Gulf of Mexico, North Sea, Brazil, Asia Pacific and West Africa regions.

A precipitous decline in oil prices beginning in 2014 with lower prices continuing through 2017 has affected oil and gas operators and consequently their service providers. During the past several years, our customers have significantly reduced their operational and capital spending on offshore projects, reducing demand (and therefore rates) for our services. Additionally, drilling rigs have become a source of competition in the well intervention market, which further creates additional downward pressure on day rates. Although the market saw some oil price recovery in 2016 and 2017, which generally benefited financial results within the sector, oil company spending remained at relatively low levels.

Although our revenue and EBITDA improved in 2017 from 2016 levels, 2017 was yet another challenging year for Helix and the services sector as a whole; the industry has not improved significantly from the downturn and our stock price at the end of 2017 was approximately 15% lower than it was at the end of 2016. We believe that our stock price continues to be reflective of general industry conditions over a prolonged period, including an uncertain outlook on the timing and prospects for a recovery, as well as only a modest improvement (on an absolute basis) in our EBITDA from the prior year compared to levels in years past.

26	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

COMPENSATION DISCUSSION AND ANALYSIS

Because of the cyclicality of our industry and fluctuating demand for our services, and our commitment to create long-term value for our shareholders, our overall compensation program is performance based, and is focused primarily on longer term performance, although the paid compensation of our NEOs also reflects annual year-over-year financial performance.

The chart below compares the realized compensation of our Chief Executive Officer as well as Helix’s adjusted EBITDA(1) for each of 2014, 2015, 2016 and 2017, and Helix’s stock price at the end of each of 2014, 2015, 2016 and 2017. The realized compensation levels shown include base salary paid in each year, bonuses paid for each year, and payout of long-term incentive compensation that vested after each year (i.e., the value at the time of vesting of restricted stock and PSUs that vested immediately after the year in question). Helix has not granted stock options since 2004; hence no options vested and our Chief Executive Officer did not exercise any stock options during this four year period.

As the chart illustrates, the compensation for our Chief Executive Officer has been aligned with the financial results of Helix as well as the returns to our shareholders throughout the downturn in our industry that has persisted for the last several years. This is consistent with our pay for performance compensation philosophy of generally paying our executives a base salary at the median level, and allowing them to earn higher levels of short-term incentive and long-term incentive compensation only when warranted by our financial results and stock price performance. In general our compensation programs are working as they should, and evidence our commitment to pay our executives for financial performance and to align our compensation programs with our financial results both over the short and longer term.

(1) Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of these amounts to each year’s respective reported net income (loss), see “Non-GAAP Financial Measures” on pages 31-32 of our Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 23, 2018.

(1) The realized compensation levels shown include base salary paid in each year, bonuses payable for each year, and payout of long-term incentive compensation that vested after each year (i.e., the value at the time of vesting of any restricted stock, PSUs and cash long-term incentive awards that vested immediately after the year in question).

(2) Value of time-vesting restricted stock vesting immediately after the applicable year.

(3) Value of PSU payout (if any), which was determined by our three-year stock performance compared to that of our peer group companies (as set forth in the applicable award agreement), vesting immediately after the applicable year.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS

(4) Value of cash long-term incentive awards, the payout of which was determined by how our stock price at the end of a vesting period compares to a “base stock price” determined at grant date, paid out (if at all) immediately after the applicable year.

(5) Represents closing price at the end of the last trading day of each of 2014, 2015, 2016 and 2017.

Our compensation philosophy is to compensate our executive officers commensurately with both the financial and stock performance of Helix. The Compensation Committee believes that overall, as the above chart demonstrates with respect to our Chief Executive Officer, NEO compensation in 2017, as in the prior several preceding years, was aligned with Helix’s financial and stock performance.	The following charts show the breakdown of the elements of 2017 executive compensation that was awarded by the Compensation Committee for 2017, including bonus at target level and long-term incentives at grant date value. As is shown graphically below, for both our Chief Executive Officer and the other NEOs, the majority of 2017 compensation is earned based on the performance of those compensation elements.

With respect to our 2017 executive compensation program, because we expected industry conditions to remain challenging in 2017, the Compensation Committee determined to maintain total targeted compensation (i.e., base salary, bonus target and long-term incentive award values) at the same levels as 2016 for all NEOs other than Mr. Staffeldt. (At the time Mr. Staffeldt was promoted to the position of Senior Vice President and Chief Financial Officer in June of 2017, Mr. Staffeldt’s base pay and bonus target were adjusted for the remainder of the year.)

2017 EBITDA saw an improvement from 2016 (2017 EBITDA was $107.2 million compared to $89.5 million in 2016). Our 2017 bonus program was based on the sole metric of EBITDA, which was viewed as the most important business driver in the current market environment. Based on EBITDA performance in 2017, our NEOs, like all other Helix employees, received a bonus equal to 40.7% of their target bonus opportunity. (No bonuses were paid for 2016.)

Despite the improvement in EBITDA in 2017, our stock price at the end of 2017 ($7.54) was 14.5% lower than it was at the end of 2016 ($8.82). This was reflected in the payout of performance based long-term incentive compensation after the end of 2017 – despite the original grant date value being the same for the awards that vested at the end of 2016 and 2017, the value of the PSUs that vested at the end of 2017 decreased by 9% from the value of the PSUs that vested at the end of 2016, and equated to 17% of the value of the PSUs at the date of the grant.

The overall design of the 2017 NEO compensation programs, in which short-term incentive payouts are based on annual adjusted EBITDA and long-term incentive payouts on stock performance (on both an absolute basis and as compared to our peers), demonstrates our compensation philosophy of supporting the alignment of executive management and shareholder interests, both during times of industry booms and industry stress.

28	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

COMPENSATION DISCUSSION AND ANALYSIS

Specifically, for 2017:

•	Our NEOs received a bonus equal to 40.7% of target, reflecting improved EBITDA performance;

•	The value of restricted stock that vested at the end of the year reflected the then current price of our common stock; and
•	The number of PSUs paid out was at the 50% level (50% of the original units awarded were earned), and the actual value paid out was 17% of the original grant date value, reflecting the decline in our stock price since the grant date of the awards (January of 2015).

Key Features of Our Executive Compensation Program
What We Do	What We Don’t Do

✓    Substantial focus on performance-based pay

✓    Balance of short- and long-term incentives

✓    Use formulaic annual bonus structure

✓    Align executive compensation with shareholder returns through long-term incentives

✓    Retain an independent external compensation consultant

✓    Consider peer group benchmarks when establishing compensation

✓    Robust stock ownership guidelines for our Section 16 officers and our directors

✓    Allow pledging of stock only if certain stringent quantitative requirements are met (including the amount of stock being pledged) and the transaction is also approved by the Board considering a variety of factors

✓    Maintain a strong risk management program, which includes monitoring the effect of our compensation programs on risk taking

NO hedging of our stock NO tax gross-ups in post-2008 agreements NO single trigger severance beginning 2018 NO guaranteed salary increases NO guaranteed bonuses NO perquisites

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS

B.        EXECUTIVE COMPENSATION PROCESS

The executive compensation process is led by the Compensation Committee, which has overall responsibility for reviewing, evaluating and approving Helix’s executive compensation policies, plans, programs and agreements. Our management provides input on performance and achievements, and an independent compensation consultant provides competitive market data and advises the Compensation Committee on program design.

The following summarizes the allocation of responsibilities associated with our executive officer compensation program:

Participants in Compensation Process
Compensation Committee (comprised of four independent directors)

•   Determines program principles and philosophies

•   Determines short-term incentive program design and bonus metrics for our executive officers

•   Determines design of long-term incentive program for our executive officers

•   Determines all levels of compensation for each of our NEOs including base salary, short-term incentive plan targets, and long-term incentive awards

•   Reviews and approves payouts under performance-based short-term and long-term incentive programs for our executive officers

•   Considers all other arrangements, policies and practices related to our executive officer compensation program such as employment agreements, change in control arrangements, stock ownership policies, and our policies regarding hedging and pledging

•   Does not delegate any of its functions or authority to management regarding compensation for our executive officers

•   Has exclusive authority to retain and terminate any independent compensation consultant

•   Oversees aspects of our compensation arrangements affecting our executive officers as well as our non-executive employees, such as our Employees’ 401k Savings Plan and our Employee Stock Purchase Plan

Independent Compensation Consultant

•   Retained by, and performs work at the direction and under the supervision of, the Compensation Committee

•   Provides advice, research and analytical services on subjects such as trends in executive compensation, executive officer compensation program design, peer and industry data, and independent director compensation

•   Reviews and reports on Compensation Committee materials, participates in Compensation Committee meetings, and communicates with the Compensation Committee Chair between meetings

•   Provides no services to Helix other than those provided directly to or on behalf of the Compensation Committee

Management

•   CEO recommends base salary, short-term incentive targets and long-term incentive award values for executive officers other than himself

•   CEO provides information on Helix’s and therefore its executive officers’ short-term and long-term business and strategic objectives for consideration by the Compensation Committee in structuring the short-term incentive plan and performance-based long-term incentive awards

•   CEO provides the Compensation Committee a performance assessment of each executive officer

Competitive Benchmarking Process

In most years, the Compensation Committee compares the total compensation for each NEO position to the compensation paid by companies in our peer group for similar positions, as set forth in our peer companies’ proxy statements for the prior year. An independent compensation consultant provides the Compensation Committee with peer group data for this purpose; however, the data is used only as a benchmark. For 2017 compensation, the Compensation Committee used Meridian Compensation Partners, LLC (“Meridian”)

as its independent consultant. In engaging Meridian, the Compensation Committee received information from Meridian in order for the Compensation Committee to make a determination that Meridian was independent from Helix’s management, including information responsive to six specifically listed factors set forth in the NYSE’s rule requiring that compensation committees consider factors relevant to a consultant’s independence before engagement of the consultant.

30	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

COMPENSATION DISCUSSION AND ANALYSIS

In general, and consistent with a performance based compensation philosophy, the Compensation Committee seeks to ensure that executive base pay falls close to the median of the peer group, with an opportunity to earn upside in performance-based compensation that could potentially bring our executives’ total compensation closer to the 75th percentile. Notably, this is possible only during periods of favorable financial and stock price performance. Within these percentile ranges, the exact compensation level for each NEO varies based on the individual’s role in Helix, his or her experience, and his or her contribution to our success.

The Compensation Committee’s independent compensation consultant:

•	Proposes companies to be included in our peer group;
•	May consult with management to ensure the most appropriate companies are included; and
•	Provides information to the Compensation Committee on potential peer group companies.

For 2017, given the persistence of depressed industry conditions and the Compensation Committee’s decision to keep compensation levels consistent with 2016 levels, the Compensation Committee commissioned Meridian to perform only a survey of key trends and compensation actions taken by peer companies during this period; it did not seek more specific data on peer-company compensation by position. Meridian’s survey included a general summary of disclosed actions by peer companies with respect to 2016 compensation, and the consultant’s expectations regarding peer company compensation decisions for 2017.

For 2017, the peer group was used only for purposes of calculating relative TSR with respect to the 2017 PSU awards, and was not used to benchmark any other aspect of executive compensation. The peer group of companies used for 2017 PSU Awards were the same as the 2016 peer group with the exception that Dril-Quip, Inc. was not included in the 2017 peer company group but was included in the 2016 peer group, and Frank’s International N.V. was included in the 2017 peer group but was not included in the 2016 peer group.

Data for peer-group companies identified in 2017 PSU Award Agreements for TSR comparison purposes is shown below.

2016 Peer Group Data
Company	Ticker Symbol	Revenue(1)	Market Cap(2)	EBITDA(1)(3)	TSR (%) 1 Year(4)	TSR (%) 2 Year (4)
		($ in millions)

Atwood Oceanics, Inc.(5)	ATW	$976	$851	$555	-41%	-79%

Diamond Offshore Drilling, Inc.	DO	$1,525	$2,428	$707	-16%	-51%

Forum Energy Technologies, Inc.	FET	$588	$2,096	-$66	77%	6%

Frank’s International N.V.	FI	$488	$2,738	-$2	-24%	-21%

GulfMark Offshore, Inc.	GLF	$124	--	-$2	--	--

Hornbeck Offshore Services, Inc.	MDR	$224	$263	$49	-27%	-71%

McDermott International, Inc.	MDR	$2,636	$1,783	$297	121%	154%

Oceaneering International, Inc.	OII	$2,272	$2,766	$326	-22%	-49%

Oil States International, Inc.	OIS	$694	$2,004	$45	43%	-20%

Rowan Companies plc	RDC	$1,843	$2,370	$963	11%	-17%

TETRA Technologies, Inc.	TTI	$1,929	$2,462	$203	48%	45%

Tidewater, Inc.	TDW	$979	--	$212	--	--

75th Percentile		$1,865	$2,454	$383	46%	0%

Median		$978	$2,233	$207	-2%	-21%

25th Percentile		$563	$1,839	$33	-23%	-50%

Helix Energy Solutions Group, Inc.	HLX	$488	$1,063	$81	68%	-59%

HLX Percentile Rank		18%	14%	38%	85%	18%

(1) Revenue and EBITDA are representative of FY16.

(2) Market Cap is displayed as of 12/31/2016.

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COMPENSATION DISCUSSION AND ANALYSIS

(3) Other companies may calculate their measures of EBITDA and Adjusted EBITDA differently from the way Helix does, which may limit their usefulness as comparative measures. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income or other income data prepared in accordance with GAAP.

(4) TSR data is collected as of each company’s respective fiscal year end.

(5) Atwood Oceanics was acquired by Ensco in 2017. As a result, Atwood was replaced by Noble Corporation.

We believe these companies were appropriate for measuring our relative TSR performance for the 2017 PSU awards because each company:

•	Had comparable business models similarly affected by macroeconomic factors;

•	Had stock performance similarly impacted by industry conditions; and

•	Was within our general industry.

Tax and Accounting Considerations

The Compensation Committee and management consider the accounting and tax impacts of various compensation elements when designing our executive compensation programs and making other compensation decisions. These considerations, however, are secondary to meeting the overall objectives of the executive compensation programs.

Prior to the Tax Cut and Jobs Act (the “Act”) that was signed into law in December 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended, placed a limit of $1 million on the amount of non-performance-based compensation, as described in Section 162(m) and related regulations, that may be deducted by Helix in any year with respect to the NEOs’ compensation other than that of the Chief Financial Officer. Pursuant to the Act, all compensation (other than certain grandfathered arrangements) in excess of $1 million will be non-deductible, including compensation that formerly qualified as performance-based compensation that could be deducted under prior law.

For 2017 (and prior years), the philosophy of the Compensation Committee was to take into account the potential application of Section 162(m) in its compensation decisions, including the grant of long-term incentive compensation awards, but that it may approve compensation that exceeds the $1 million limit in order to ensure competitive levels of compensation for our executive officers. The Compensation Committee does not let deductibility drive its compensation decisions, and as a result, certain compensation paid to the NEOs may not have been deductible by Helix for tax purposes. The Compensation Committee will continue to take into account all applicable facts and circumstances in exercising its business judgment with respect to appropriate compensation plan design.

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C.        COMPENSATION PHILOSOPHY AND OBJECTIVES

Helix’s compensation program is based on the philosophy that the interests of our executive management team should be aligned with those of our shareholders, and that our executives should be incentivized and rewarded for performance that advances business goals and the creation of sustainable value. The overall compensation program is designed to achieve four key objectives: attracting and retaining qualified executives, supporting our business strategy and the creation of long-term value, aligning management’s and shareholders’ interests, and discouraging excessive risk-taking.

Our compensation program reflects the realities of the competitive market in which we operate, as well as the characteristics of our business environment. As an international offshore energy services company providing specialty services to the offshore energy industry, Helix operates in cyclical business climates. Demand for our services is affected by the volatility in the price of oil and gas. Implementing our business model and strategy in this business environment requires input from highly qualified, experienced and technically proficient executive officers. We rely on our executive officers to operate effectively in both negative and positive industry environments. They are charged with being able to develop and execute Helix’s business strategy to achieve maximum value for shareholders through all fluctuations of the business. The Compensation Committee believes the executive compensation program helps us attract, retain and motivate qualified, experienced and technically proficient executive officers throughout a range of business cycles.

Our executive compensation program is principally designed to reward our NEOs for the achievement of the longer-term goal of increasing total shareholder return. The Committee also ensures that the compensation program encourages executives to achieve short-term financial objectives while discouraging them from taking unnecessary or excessive risks.

We strive to pay base salaries for our executives at the median level compared to our peers, and to allow our executives to earn higher levels of short-term and long-term compensation only when our financial performance and shareholder returns warrant compensation at those higher levels. Our compensation program allows our NEOs the opportunity to earn total compensation (salary, bonus and long-term incentive payout) towards the upper end of the range of total peer group compensation (around the 75th percentile, although there are variations by position) only when our financial and share price returns reflect superior performance. We believe that this is appropriate for our cyclical industry environment. This philosophy has been reflected over the last several years, as graphically illustrated in the chart on page 27.

The Compensation Committee believes that both the structure and results of our 2017 executive compensation reflect our financial results and shareholder return during the current cycle for our industry.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes the objectives of Helix’s executive compensation program and the particular compensation practices and elements that support each objective.

Objective	Practice
Attract, retain and motivate executives through range of cycles

•  Retain independent consultant for advice on competitive landscape

Target compensation at competitive market levels, yet allow executives to earn total compensation at the top of the range only when financial and share price return reflect superior performance

•  Consider each executive’s roles and responsibilities

Advance business strategy and long-term value creation

•  Balance short- and long-term performance incentives with heavier emphasis on the longer term

•  Reward based on overall Helix performance, implementation by NEOs of business plans, and achievement of annual financial objectives and stock price performance

Align management and shareholder interests

•  Establish and enforce stock ownership guidelines

•  Pay out long-term incentive performance based compensation based on sustained stock performance

•  Consider shareholder views in establishing pay policies and levels

Discourage excessive risk-taking

•  Substantial portion of total compensation is “at-risk”

•  Significant portion of “at-risk” compensation is cliff-vesting

•  Maintain stock-ownership guidelines

•  Maintain prohibition of hedging and stringent limitations on pledging of stock

Consideration of Risk

Our compensation program is balanced and primarily focused on the long term, which is consistent with our strategy and business model. The greatest amount of compensation can be achieved through consistent, superior performance over sustained periods of time. In addition, significant amounts of compensation are usually paid out over time, specifically the long-term incentive awards. These awards currently vest over a three-year period and 50% of 2017 awards are cliff-vesting (i.e., vest 100% at the end of the applicable performance period). These practices, along with stock ownership guidelines and a policy prohibiting NEOs from hedging and limiting NEOs pledging Helix stock, incentivize executives to manage Helix for the longer term, while discouraging them from taking excessive risk in the short term.

Stock Ownership Guidelines

We have implemented stock ownership guidelines for our Section 16 officers and independent directors. These covered persons have five years to accumulate the equity necessary to comply with the guidelines from the later of (1) the date of adoption of the guidelines (February of 2011) or (2) the date upon which they become subject to the guidelines. The forms of equity ownership that can be used to satisfy the guidelines include shares of our common stock owned directly, shares of our common stock owned indirectly (e.g., by a spouse or a trust), and time-vested restricted stock. The ownership guidelines are as follows:

•	Independent Board Members – five times annual cash retainer
•	President and Chief Executive Officer – six times current base salary
•	Executive Vice Presidents – three times current base salary
•	Senior Vice Presidents, Vice Presidents and other Section 16 officers not listed above – two times current base salary

The value of an individual’s holdings is based on the average of the closing price of a share of our common stock for the previous calendar year. There are penalties for non-compliance, which may include the retention of a portion of a participant’s vested shares or the participant receiving grants of equity in lieu of cash compensation until compliance is achieved; waivers may be granted for certain hardship issues. Currently, all directors are in compliance with the ownership guidelines, and all Section 16 officers are in compliance other than Mr. Staffeldt and Mr. Wagner, our new Executive Vice President and Chief Commercial Officer, who became Section 16 officers in 2015 and 2018, respectively, and who are both within the five-year window in which to achieve compliance.

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Hedging and Pledging Policy

Helix considers it inappropriate for any director, officer or employee to enter speculative transactions in our stock. Therefore, we have a policy that prohibits the purchase or sale of puts, calls or options based on our securities, or the short sale of our securities. Directors, officers and other employees may not purchase Helix securities on margin. The policy prohibits the hedging of our stock and puts discrete stringent limitations around the ability to pledge Helix stock.

Because much of the net worth and compensation of our executives consists of Helix stock, our executives may prefer to pledge stock as collateral for a loan rather than selling Helix stock to meet cash needs. However, any significant sale of that collateral into the market may have adverse consequences (at least in the short term) on our stock price. Accordingly, Helix’s policy provides that directors and officers may pledge our stock only if the pledged stock does not exceed:

•	25% of the director’s or officer’s total holdings;
•	Two percent of Helix’s outstanding securities; and
•	200% of Helix’s average daily trading volume over the three months prior to the transaction.

In addition, every pledging transaction must be specifically approved by the Board. In assessing a potential pledging transaction, the Board may consider any factors it deems appropriate and relevant, including whether the indebtedness secured by the pledged stock is non-recourse, whether the director or officer has other assets to satisfy the loan, whether the stock pledged was purchased (as opposed to granted as compensation by Helix), and any mechanisms in the pledge transaction that are in place to avoid undesirable transactions in Helix’s securities.

At this time, there are no outstanding pledges of our stock by any of our directors or officers.

D.        2017 EXECUTIVE COMPENSATION COMPONENTS

During fiscal 2017, the primary components of compensation for our NEOs consisted of:

•	Base annual salary
•	A short-term cash incentive (bonus) opportunity based on 2017 financial results
•	A long-term incentive award in the form of a cliff-vesting PSUs
•	A long-term incentive award in the form of restricted stock

We use each element of compensation to satisfy one or more of our stated compensation objectives. The Compensation Committee’s goal is to achieve the appropriate balance between short-term cash rewards for achievement of annual financial performance targets and long-term incentives to promote achievement of sustained value over the longer term.

The following table sets forth the total target 2017 compensation for each NEO, broken out by base salary, bonus target and value of long-term incentive awards at grant date. Other than for Mr. Staffeldt, who was promoted in June of 2017, there were no changes from 2016 levels.

Named Executive Officer 2017 Compensation Summary
Named Executive Officer	2017 Base Salary	2017 Bonus Target	Transaction- Based Bonus	2017 Long-Term Incentive Award	Total Target Direct Compensation
Owen Kratz	$700,000	$1,050,000		$3,200,000	$4,950,000
Anthony Tripodo	480,000	576,000		1,500,000	2,556,000
Scotty Sparks	375,000	375,000		1,075,000	1,825,000
Alisa B. Johnson	360,000	360,000		1,050,000	1,770,000
Erik Staffeldt (1)	350,000	245,000	$50,000	300,000	945,000

(1) Mr. Staffeldt’s salary and bonus target shown above reflects the amounts determined by the Compensation Committee for Mr. Staffeldt in the position of Senior Vice President and Chief Financial Officer, beginning on June 5, 2017 when he was promoted to that position. In connection with that promotion, the Compensation Committee increased both Mr. Staffeldt’s base pay from $245,000 to $350,000 and his bonus target from 50% of his base pay to 70% of his base pay, all pro-rated for 2017 based on the position held by Mr, Staffeldt during various parts of the year. Thus, for the entirety of 2017, Mr. Staffeldt’s salary on a blended basis was $306,000, and his bonus target on a blended basis was $142,100. Prior to becoming an executive officer in mid-2017, Mr. Staffeldt received a one- time payment in connection with his working on several capital raising transactions. Mr. Staffeldt’s 2017 long-term incentive award was made in January of 2017 and therefore does not reflect his mid-year promotion.

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COMPENSATION DISCUSSION AND ANALYSIS

Following is a more detailed discussion of each element of our NEOs’ 2017 compensation.

Base Salary Determination

In establishing base salaries for our executive officers, the Compensation Committee considers a number of factors including:

•	The executive’s job responsibilities
•	Individual contributions
•	Level of experience and personal compensation history
•	Peer company data

NEO base salary is generally set at the regularly scheduled December meeting of our Compensation Committee in the preceding year. There were no increases to 2017 base salaries from 2016 levels for any of our NEOs other than for Mr. Staffeldt, who became our Senior Vice President and Chief Financial Officer on June 5, 2017, at which point his base salary was increased. Following are the NEOs’ base salaries for 2016 and 2017:

Base Salaries for 2017 and 2016
Named Executive Officer	2016 Base Salary	2017 Base Salary	Percent Increase
Owen Kratz (1)	$700,000	$700,000	0.0%
Anthony Tripodo (2)	480,000	480,000	0.0%
Scotty Sparks	375,000	375,000	0.0%
Alisa B. Johnson (2)	360,000	360,000	0.0%
Erik Staffeldt (3)	245,000	350,000	42.9%

(1)	Annual base salary for Mr. Kratz has remained unchanged since 2008.

(2)	Annual base salaries for Mr. Tripodo and Ms. Johnson have remained unchanged since 2012.

(3)	Mr. Staffeldt’s annual base salary for 2016 reflected his then role as Vice-President – Finance and Accounting. Mr. Staffeldt’s base salary was increased on June 5, 2017 when he was promoted from that position to become our Senior Vice President and Chief Financial Officer. Mr. Staffeldt’s 2017 base salary set forth above, as well as the percentage increase from his 2016 base salary, reflect the base annual salary determined by the Committee for his new role, which new base salary began upon his mid-year promotion. Mr. Staffeldt’s salary for 2017 on a prorated (blended) basis was $306,000, which blended salary constitutes a 25% increase from his 2016 base salary level.

Short-Term Cash Incentive (Bonus) Program

Our annual short-term cash incentive (bonus) program consists of a cash bonus opportunity designed to reward our employees, including our executive officers, for the achievement of certain corporate financial goals in a given year. Bonuses, if earned, are typically paid in March of the year following the applicable performance year. As in the past several years, the executive bonus plan was the same as the bonus plan for all onshore employees.

The bonus target for each executive officer is a percentage of his or her salary. Bonus targets are generally established the December meeting of the Compensation Committee in the prior year at the same time base salary and long-term incentive awards are determined, and bonus metrics are generally established at either the December meeting of the Compensation

Committee in the prior year or at the Compensation Committee’s first regular meeting of the applicable year.

In February of 2017, the Compensation Committee approved the 2017 short-term incentive program for Helix’s executive officers. Because the Committee anticipated that industry conditions for 2017 would continue to be similar to those of 2015 and 2016, the Compensation Committee, as it did in those previous years, used only one financial metric to determine bonus payouts: adjusted EBITDA. In years prior multiple financial metrics were used to determine bonus payout (e.g., for 2014, EBITDA, capital expenditure levels and return on capital). In light of the continuing industry conditions that began with the drop in oil prices several years ago, and the importance of utilization of our business assets, the Compensation Committee believed that achieving target adjusted EBITDA was again the

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key financial objective for Helix and its shareholders, and thus should be the sole metric for determining bonus payout. In February of 2017, the Compensation Committee approved the 2017 Short-Term Incentive Program for Helix’s executive officers, including entry level, target and maximum bonus that could be earned by each executive officer, and adjusted EBITDA targets that had to be met to earn a bonus at each of those levels.

Set forth below are the 2017 EBITDA targets:

2017 Adjusted EBITDA	Bonus Payout as % of Target
$156 million	Maximum
$130 million	Target
$104 million	Threshold

Prior to any bonus being payable, the threshold level of adjusted EBITDA was required to be achieved. The amount of bonus earned between threshold and target level, and between target and maximum level, is calculated on a linear basis.

Also for 2017, as for prior years, even if target adjusted EBITDA were achieved, the Compensation Committee determined that for any bonus to be paid out, a pool of funds (called the “incremental profit pool”) consisting of 50% of adjusted EBITDA over the threshold adjusted EBITDA level had to be available for payout, and would be allocated among our onshore employees, including executive officers based on their bonus targets. The adjusted EBITDA target for 2017 (required to be met before an incremental profit pool would start to accumulate for purpose of paying bonuses) was $104 million.

The 2017, the threshold, target and maximum bonus opportunity for each named executive officer was as follows:

Named Executive Officer	Threshold Level	Target	Maximum
Owen Kratz	$700,000	$1,050,000	$1,400,000
Anthony Tripodo	384,000	576,000	768,000
Scotty Sparks	281,000	375,000	487,500
Alisa Johnson	270,000	360,000	479,000
Erik Staffeldt[1]	141,047	193,550	257,422

(1)	Amounts for Mr. Staffeldt represent his actual (blended) 2017 bonus opportunity at various levels, each of which was prorated for the period during 2017 during which he served as Helix’s Vice President – Finance and Accounting (in that position his bonus target was 50% of his base salary of $245,000) and for the period during 2017 for which he served as Helix’s Senior Vice President and Chief Financial Officer (in which position his bonus target was 70% of a base salary of $350,000).

The following are the 2017 bonus targets and actual payouts for each NEO. Because the adjusted EBITDA exceeded the threshold level and a pool was available for payout(1), like our other onshore employee participants in Helix’s 2017 bonus program, our executive officers were each paid a bonus at 40.7% of target bonus, in the amounts set forth below:

Short-Term Bonus: Target v. Actual
Named Executive Officer	Target	Actual
Owen Kratz	$1,050,000	$427,350
Anthony Tripodo	576,000	234,432
Scotty Sparks	375,000	152,625
Alisa B. Johnson	360,000	146,520
Erik Staffeldt [2]	193,550	78,941

(1)	Adjusted EDITDA was calculated to exclude the impacts of the acceleration of time-vested restricted stock to two directors who left the Board during 2017.

(2)	Mr. Staffeldt’s target bonus as described above is the blended bonus target for 2017 (during which year he served in two different positions with different compensation in each),consisting of a target of $122,500 (50% of his then base salary) in his position of Vice President – Finance and Accounting prior to his mid-year promotion on June 5, 2017, and a target of $245,000 (70% of his new salary of $350,000) in his position as Senior Vice President and Chief Financial Officer, both target amounts pro-rated for the number of days served in each position during the year. Mr. Staffeldt also received a one-time $50,000 payment in 2017 (prior to being promoted to an executive position) in connection with his working on several capital raising transactions, which is not included in the target or actual bonus for Mr. Staffeldt set forth above.

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COMPENSATION DISCUSSION AND ANALYSIS

Compared to the prior year for which none of Helix’s management team earned any bonus as the threshold adjusted EBITDA level was not met, for 2017 the NEOs earned 40.7% of their bonus targets based on the improved financial performance for the year. The 2017 bonus program and payout of bonus amounts for 2017 demonstrates the Compensation Committee’s commitment to aligning short-term incentive compensation with Helix’s shorter term financial goals.

Long-Term Incentive Awards

The Compensation Committee believes that equity-based incentive awards serve to align the economic interests of our executive officers with those of our shareholders. We believe that our restricted stock and PSU awards (the payout of which is based on our TSR over a three-year performance period compared to that of our peer group) provide proper incentives to avoid excessive risk taking while increasing long-term shareholder value. We also believe that these awards are an important retention tool with respect to our employees, including our named executive officers.

In determining the value of each NEO’s long-term incentive award, the Compensation Committee typically reviews the data provided by the independent compensation consultant, historical awards and the CEO’s recommendation regarding the long-term incentive award for each NEO and makes its determination at its regularly scheduled December meeting.

2017 Long-Term Incentive Awards

Like the 2015 and 2016 long-term incentive awards to our NEOs, the 2017 long-term incentive awards consisted of: (1) 50% in the form of a cliff-vesting PSU award and (2) 50% in the form of a time-vesting restricted stock award. Thus half of the total award is cliff-vesting, and pays out depending on how our TSR compares to that of our peers, as opposed to the absolute price of our own stock (which may be influenced by general industry or macroeconomic conditions that may exist at various points in time, rather than our own financial performance).

The Compensation Committee determined in December of 2016 that the total value of the 2017 long-term incentive award opportunity for Mr. Kratz, Mr. Tripodo, Mr. Sparks and Ms. Johnson would be the same as the prior year. (Mr. Staffeldt was not an executive officer until June of 2017, and therefore his January 2017 long-term incentive award does not reflect his mid-year promotion to the position of Senior Vice President and Chief Financial Officer.) Set forth below are the long-term incentive awards granted in January of 2017 to each of the NEOs.

2017 Long-Term Incentive Awards
Named Executive Officer	PSU Awards (50%)	Restricted Stock Awards (50%)	Total Value of LTI Awards
Owen Kratz	181,406	181,406	$3,200,000
Anthony Tripodo	85,034	85,034	1,500,000
Scotty Sparks	60,941	60,941	1,075,000
Alisa B. Johnson	59,524	59,524	1,050,000
Erik Staffeldt[1]	17,007	17,007	300,000
(1) This award was made to Mr. Staffeldt prior to his being promoted in June of 2017 to his current executive position as Senior Vice President and Chief Financial Officer

2017 PSU Awards

In January of 2017, each NEO received a PSU award pursuant to our 2005 Plan. Each unit represents the contingent right to receive at vesting one share of our common stock. These awards are to be paid out in shares of Helix common stock. The PSU awards vest entirely after a three-year period with the final number of shares issued based on our TSR relative to that of a group of peer companies (as set forth in the applicable

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PSU Award Agreement) over the same three-year period). The maximum number of shares that may be issued at vesting is 200% of the number of units awarded and the minimum is zero. The total shareholder return formula for the 2017 PSU awards is computed as:

Ending Price – Beginning Price + Dividends*	= Total Shareholder Return
Beginning Stock Price

*Dividends, if any paid over the performance period; Beginning Price being the average of closing price of the last 20 trading days of 2016 and the Ending Price being the average closing price of the last 20 trading days of 2019

For PSU awards prior to 2017, to measure performance, the peer companies were grouped into quintiles based on TSR after the top performer and bottom performer of the peer group were excluded, and Helix was then placed into the appropriate quintile based on its TSR which would determine whether payout would be at the 0%, 50%, 100%, 150% or 200%, from lowest to highest quantile.

In December of 2016, when the Compensation Committee determined the 2017 long-term incentive awards for our executive officers and other members of management, based on commentary from proxy advisory firms and an institutional shareholder, the Committee decided to abandon the quintile concept for the calculation of PSUs earned at vesting. Instead it approved awards whereby payout is calculated on a linear basis between the threshold ranking and the maximum ranking. In addition, the threshold required for any payout of PSUs was raised from the 20th percentile to the 30th percentile, and the threshold for a maximum payout (200% of PSUs granted) was raised from the 80th percentile to the 90th percentile.

In summary, for 2017 PSU awards, payout of PSUs, if any, is linear (the quintile concept having been abandoned), the threshold for any payout is TSR at the 30% level (increased from the prior 20% level), and the requirement for a maximum payout (at the 200% level) is TSR at the 90% or above level (increased from the prior 80% level).

2017 Restricted Stock Awards

In January of 2017, each NEO received a time-vesting restricted stock award pursuant to our 2005 Plan. The restricted stock awards vest over a three-year period in one-third increments on each anniversary of the date of grant.

Payouts of Prior Performance-Based Long-Term Incentive Awards

Our executive officers had long-term incentive awards that vested immediately after the end of 2017 the payout of which was based on the performance of our common stock, i.e., an annual vesting for each of the 2015, 2016 and 2017 restricted stock awards, and the cliff-vesting of the 2015 PSU awards.

With respect to the last vesting of the 2015 restricted stock awards, the value of the stock at vesting (based on a 2017 year end closing price of $7.54) was 35% of the value of those shares at grant date (based on a 2014 year end closing price of $21.70), reflecting the market deterioration that occurred subsequent to 2014. The annual vesting of shares granted under the 2016 awards was 143% of the original grant date value of those shares, and the annual vesting of shares granted under the 2017 awards was 85% of the original grant date value of those shares.

As described above, for pre-2017 PSU awards, payout at vesting is determined by in which quintile our TSR Falls, with the quintiles based on the TSR of our peer group companies over a three-year performance period.

With respect to the cliff-vesting of the 2015 PSU awards at the end of the performance period ending December 31, 2017, Helix’s three-year TSR fell into the second to lowest quintile (after removing the top and bottom performer), and therefore 50% of the granted PSUs was earned by our executive officers. This award was settled in cash based on our closing stock price on

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COMPENSATION DISCUSSION AND ANALYSIS

December 31, 2017. Because in addition to only 50% of the units being earned Helix’s stock price declined during the three-year performance period, the value earned by each executive was 17% of the grant date value.

Perquisites and Benefits

Our NEOs are not entitled to any benefits that are not otherwise available to all our employees. We do not provide pension arrangements, free or subsidized post-retirement health coverage or similar benefits for our NEOs.

We offer a variety of health and welfare and retirement programs to all eligible employees. Helix’s executive officers are eligible for the same benefit programs on the same basis as the rest of our U.S. employees. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability insurance. In addition, we offer a retirement program intended to supplement our employees’

personal savings and social security. Our retirement program for our U.S. employees, including our executive officers, consists solely of our Helix Energy Solutions Group, Inc. Employees’ 401(k) Savings Plan. At their meetings in February of 2016, the Compensation Committee and the Board resolved to suspend Helix’s discretionary matching contributions to our employees’ 401(k) accounts for an indefinite period. Prior to that time, Helix matched 75% of the participating employees’ pre-tax contributions up to five percent of the employees’ compensation subject to contribution limits. All executive officers except for Mr. Sparks participate in our 401(k) plan. Our health and insurance plans are the same for all employees.

Severance and Change in Control Arrangements

We believe that the competitive marketplace for executive talent and our desire to retain our executive officers require us to provide our executive officers with certain severance benefits. In addition, we believe that the interests of our shareholders are served by having limited change in control benefits for executive officers who would be integral to the success of, and are most likely to be impacted by, a change in control. Each of our NEOs with the exception of Mr. Sparks and Mr. Staffeldt, who were not executive officers at the time, executed an amended and restated employment agreement in November of 2008. Mr. Sparks executed an employment agreement in May of 2015 in connection with his promotion to an executive officer position and Mr. Staffeldt executed an employment agreement in June of 2017 in connection with his promotion to an executive officer position. Mr. Sparks’s and Mr. Staffeldt’s employment agreements do not have a “gross-up,” or excise tax protection, provision.

The employment agreements with our NEOs contain severance benefits in the event the executive’s employment is terminated by Helix “Without Cause” or the executive terminates his or her employment for “Good Reason,” as those terms are defined in the agreements. The employment agreements generally contain benefits payable to the executive officer if the executive officer terminates his or her employment for “Good Reason” or is terminated “Without Cause” within a two-year period following a “Change in Control.” We believe the provision of these benefits to be reasonable and customary within our peer group. For more information regarding the severance and change in control benefits, please refer to “Employment Agreements and Change in Control Provisions.”

In February of 2012, the Compensation Committee adopted a policy that prohibits any future employment agreements with executive officers from containing “single trigger” change in control provisions, or “gross-up,” or excise tax protection, provisions. With the departure of Mr. Tripodo at the end of 2017, none of our executive officers’ employment agreements have a “single trigger” for payout of severance benefits in the event of a change of control.

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COMPENSATION DISCUSSION AND ANALYSIS

E.            2017 SAY ON PAY VOTE AND FREQUENCY

In 2017 we sought an advisory vote from our shareholders regarding our 2016 executive officer compensation and received a 96% favorable “say on pay” vote.

For 2017 compensation, similarly to 2016 compensation, the Compensation Committee continued to:

•	Maintain a formulaic bonus program based solely on adjusted EBITDA;
•	Approve a long-term incentive program tied to the performance of our common stock;
•	Impose stock performance requirements for payout of PSU awards; and
•	Consider the outcome of our “say on pay” votes and our shareholder views when making future compensation decisions for our NEOs.

In addition, for 2017 the Compensation Committee imposed more stringent stock performance metrics for the payout of PSU awards (such that payout is determined by linear calculation between the threshold and the maximum performance levels rather than by quintiles, and the bar has been raised with respect to stock performance requirements to earn at the threshold and the maximum payout levels).

Also as a result of the 2017 shareholder advisory vote on the frequency of holding a non-binding shareholder vote on executive compensation, based on the vote of 78% of our shareholders, the Board determined that Helix will hold an annual vote to approve the compensation of our NEOs.

The Compensation Committee and management of Helix believe that the Company’s 2017 executive compensation:

•	Appropriately reflects Helix’s financial performance for the year as well as longer-term stock performance
•	Demonstrates alignment of our NEOs’ interests with those of our shareholders
•	Includes an appropriate overall mix of short- and long-term incentives to enhance shareholder value
•	Advances Helix’s mission and business strategy
•	Helps attract, motivate and retain the key talent needed to ensure Helix’s long-term success

For these reasons, the Board recommends that shareholders vote to approve the 2017 compensation for Helix’s NEOs.

F.            COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE:

James A. Watt, Chair

John V. Lovoi

Jan Rask

William L. Transier

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	41

EXECUTIVE OFFICERS OF HELIX

The executive officers of Helix are as follows:

Name	Age	Position
Owen Kratz	63	President, Chief Executive Officer and Chairman of the Board
Erik Staffeldt	46	Senior Vice President and Chief Financial Officer
Scotty Sparks	44	Executive Vice President and Chief Operating Officer
Alisa B. Johnson	60	Executive Vice President, General Counsel and Corporate Secretary
Geoffrey C. Wagner	39	Executive Vice President and Chief Commercial Officer
Anthony Tripodo	65	Former Executive Vice President and Senior Advisor

Owen Kratz is President and Chief Executive Officer of Helix. He was named Executive Chairman in October of 2006 and served in that capacity until February of 2008 when he resumed the position of President and Chief Executive Officer. He was appointed Chairman of the Board in May of 1998 and served as Helix’s Chief Executive Officer from April of 1997 until October of 2006. Mr. Kratz served as President from 1993 until February of 1999, and has served as a director of Helix since 1990. He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Helix in 1984 and held various offshore positions, including saturation diving supervisor, and management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche. Prior to 1982, he was a superintendent for Santa Fe and various international diving companies, and a diver in the North Sea. From February of 2006 to December of 2011, Mr. Kratz was a member of the Board of Directors of Cal Dive International, Inc., a publicly traded company that was formerly a subsidiary of Helix. Mr. Kratz has a Bachelor of Science degree from State University of New York (SUNY).

Erik Staffeldt was appointed Senior Vice President and Chief Financial Officer of Helix in June of 2017. Mr. Staffeldt oversees Helix’s finance, treasury, accounting, tax, information technology and corporate planning functions. Since joining Helix in July of 2009 as Assistant Corporate Controller, Mr. Staffeldt has served as Director – Corporate Accounting from August of 2011 until March of 2013, Director of Finance from March of 2013 until February of 2014, Finance and Treasury Director from February of 2014 until July of 2015, and Vice President – Finance and Accounting from July of 2015 until June of 2017. Mr. Staffeldt was also designated as Helix’s “principal accounting officer” for purposes of the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder in July of 2015. Mr. Staffeldt served in various financial and accounting capacities prior to joining Helix and has over 22 years of experience in the energy industry. Mr. Staffeldt is a graduate of the University of Notre Dame with a BBA in Accounting and an MBA from Loyola University in New Orleans, and is a Certified Public Accountant.

Scotty Sparks is Executive Vice President and Chief Operating Officer of Helix, having joined Helix in 2001. He served as Executive Vice President – Operations of Helix from May of 2015 until February of 2016. From October of 2012 until May of 2015, he was Vice President – Commercial and Strategic Development of Helix. He has also served in various positions within Helix’s robotics subsidiary, Canyon Offshore, Inc., including as Senior Vice President from 2007 to September of 2012. Mr. Sparks has over 27 years of experience in the subsea industry, including Operations Manager and Vessel Superintendent at Global Marine Systems and BT Marine Systems.

Alisa B. Johnson has served as Executive Vice President, General Counsel and Corporate Secretary of Helix since November of 2008, and joined Helix as Senior Vice President, General Counsel and Corporate Secretary in September of 2006. Ms. Johnson oversees the legal, human resources, and contracts and insurance functions. Ms. Johnson has been involved with the energy industry for over 27 years. Prior to joining Helix, Ms. Johnson worked for Dynegy Inc. for nine years, at which company she held various legal positions of increasing responsibility, including Senior Vice President and Group General Counsel – Generation. From 1990 to 1997, Ms. Johnson held various legal positions at Destec Energy, Inc., and prior to that Ms. Johnson was in private law practice. Ms. Johnson received her Bachelor of Arts degree Cum Laude from Rice University and her law degree Cum Laude from the University of Houston.

42	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

EXECUTIVE OFFICERS OF HELIX

Geoffrey C. Wagner is Executive Vice President and Chief Commercial Officer. Mr. Wagner joined Helix in January of 2018. Prior to joining Helix, he worked in a consulting capacity with Blackhill Partners from September to December of 2017. Prior to that time, he served in various capacities for Atwood Oceanics, Inc., an offshore drilling contractor, as Vice President, Strategic Planning from August of 2016 until August of 2017, Vice President, Technical Services and Supply Chain from August of 2015 until August of 2016, Vice President, Marketing and Business Development from October of 2012 until August of 2015, and Director, Marketing and Business Development from March of 2010 until October of 2012. He served from January of 2005 to March of 2010 in management positions of increasing responsibility with Transocean, prior to which he was employed by SeaRiver Maritime, Inc., an ExxonMobil company, that owns and operates vessels providing maritime transportation of petroleum and chemical products. Mr. Wagner holds an MBA from the Jones Graduate School of Business at Rice University and an undergraduate degree in Marine Engineering and Nautical Science from the United States Merchant Marine Academy at Kings Point, New York.

Anthony Tripodo served as a director and officer of Helix until his retirement and resignation on December 31, 2017. At the time of his resignation Mr. Tripodo was Executive Vice President and Senior Advisor of Helix. From June of 2008 until June of 2017, Mr. Tripodo served as Executive Vice President and Chief Financial Officer of Helix overseeing Helix’s finance, treasury, accounting, tax, information technology and corporate planning functions. Mr. Tripodo served as a director of Helix from May 7, 2015 until December 31, 2017 and from February of 2003 until June of 2008. Prior to joining Helix, Mr. Tripodo was the Executive Vice President and Chief Financial Officer of Tesco Corporation. From 2003 through the end of 2006, he was a Managing Director of Arch Creek Advisors LLC, a Houston based investment banking firm. From 1997 to 2003, Mr. Tripodo was Executive Vice President of Veritas DGC, Inc., an international oilfield service company specializing in geophysical services, including serving as Executive Vice President, Chief Financial Officer and Treasurer of Veritas from 1997 to 2001. Previously, Mr. Tripodo served 16 years in various executive capacities with Baker Hughes, including serving as Chief Financial Officer of both the Baker Performance Chemicals and Baker Oil Tools divisions. Mr. Tripodo also has served as a director of three publicly traded companies in the oilfield services industry in addition to his prior service as a director of Helix. He graduated Summa Cum Laude with a Bachelor of Arts degree from St. Thomas University (Miami).

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	43

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides a summary of the cash and non-cash compensation for the years ended December 31, 2017, 2016 and 2015, for our named executive officers: (1) the Chief Executive Officer and the Chief Financial Officer and (2) each of the three most highly compensated executive officers of Helix during 2017, other than the Chief Executive Officer and the Chief Financial Officer.

The table may not reflect the actual compensation received by the named executive officers for those periods. For example, amounts recorded in the stock awards column reflect the grant date fair value of the awards. The actual value of compensation realized by the named executive officer will likely vary from the grant date fair value of any equity award or cash performance award due to stock price fluctuations and/or forfeitures.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total

Owen Kratz President and Chief Executive Officer	2017 2016 2015	$700,000 $700,000 $700,000	$-0- $-0- $-0-	$4,529,973 $3,768,828 $3,447,755	$427,350 $-0- $-0-	$-0- $9,641 $9,938	$5,657,323 $4,478,469 $4,157,693

Anthony Tripodo Former Executive Vice President and Senior Advisor	2017 2016 2015	$480,000 $480,000 $480,000	$-0- $-0- $-0-	$1,108,281 $1,766,640 $1,616,119	$234,432 $-0- $-0-	$-0- $1,189 $9,938	$1,822,713 $2,247,829 $2,106,057

Erik Staffeldt Senior Vice President and Chief Financial Officer	2017	$306,000	$50,000	$364,970	$78,941	$-0-	$799,911

Scotty Sparks Executive Vice President and Chief Operating Officer	2017 2016 2015	$375,000 $370,769 $324,247	$-0- $-0- $-0-	$1,307,794 $1,266,084 $ 269,338	$152,625 $-0- $-0-	$-0- $-0- $-0-	$1,835,419 $1,636,853 $ 593,585

Alisa B. Johnson Executive Vice President, General Counsel and Corporate Secretary	2017 2016 2015	$360,000 $360,000 $360,000	$-0- $-0- $-0-	$1,277,385 $1,236,646 $1,131,312	$146,520 $-0- $-0-	$-0- $4,370 $9,938	$1,783,905 $1,601,016 $1,501,250

(1)	For 2015, no salaries were increased except that when Mr. Sparks became an executive officer in May of 2015, his salary was increased by $67,000. For 2016, no salaries were increased except that when Mr. Sparks was promoted to the position of Executive Vice President and Chief Operating Officer in February of 2016, his salary was increased by $25,000. For 2017, no salaries were increased except that when Mr. Staffeldt was promoted to the position of Senior Vice President and Chief Financial Officer in June of 2017, his salary was increased by $105,000. The numbers reflect these increases pro-rated for the applicable year.

(2)	Our long-term incentive program was structured such that the awarded value of restricted stock and PSUs was identical, based on the quoted closing market price of $8.82 per share of our common stock on December 31, 2016 for awards made in 2017, $5.26 on December 31, 2015 for awards made in 2016 and $21.70 on December 31, 2014 for awards made in 2015. The total grant value of long-term incentive awards to our named executive officers did not change for the years shown. The amounts shown in this column, however, represent the grant date fair value of the restricted stock and PSU awards as calculated in accordance with the provisions of FASB ASC Topic 718 (as opposed to the awarded value of the grant). While the awarded value and the FASB ASC Topic 718 determined value for restricted stock awards are the same, the values for PSU awards are different. See the “Grant of Plan-Based Awards” table below for details of the 2017, 2016 and 2015 stock awards and the related grant date fair value.

No stock options were granted in 2017, 2016 or 2015. The value ultimately realized by each named executive officer may or may not be equal to the FASB ASC Topic 718 determined value.

44	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

EXECUTIVE COMPENSATION

(3)	The amounts shown in this column reflect the payments made to each named executive officer (a) under Helix’s short-term incentive (bonus) programs for the applicable performance year that are paid in March of the following year and (b) pursuant to long-term cash performance awards granted under our 2009 Plan or our 2005 Plan.

The short-term incentive (bonus) payments for 2017 were paid in March of 2018 as follows: Mr. Kratz, $427,350; Mr. Tripodo, $234,432; Mr. Staffeldt, $78,941; Mr. Sparks, $152,625; and Ms. Johnson, $146,520. In January of 2018, each of the following named executive officers received the following aggregate amounts in cash from their 2015 PSU awards, which were three-year cliff-vesting: Mr. Kratz, $277,973; Mr. Tripodo, $130,299; Mr. Staffeldt, $13,029; Mr. Sparks, $21,715; and Ms. Johnson $91,211.

Because the threshold level of adjusted EBITDA was not met, none of our executive officers were paid any short-term incentive (bonus) for 2015 and 2016. Because the closing price of our stock during the last 20 trading days of 2015 and 2016 fell below the required percentage of the base stock price for a payout of any long-term cash performance awards (50% for the 2011 award and 75% for the 2013 and 2014 awards), none of our executive officers received a payout from these awards after the 2015 and 2016 performance years. No long-term cash performance awards were issued in 2015, 2016 or 2017. In January of 2016, each of the following named executive officers received the following aggregate amounts in cash from their 2013 PSU awards, which were three-year cliff-vesting: Mr. Kratz, $95,566; Mr. Tripodo, $47,784; and Ms. Johnson $33,448. In January of 2017, each of the following named executive officers received the following aggregate amounts in cash from their 2014 PSU awards, which were three-year cliff-vesting: Mr. Kratz, $304,405; Mr. Tripodo, $142,690; and Ms. Johnson $99,878.

(4)	The amounts in this column consist of matching contributions by Helix through our Employees’ 401(k) Savings Plan. Effective January 1, 2014, Helix matched 75% of an employee’s pre-tax contributions up to 5% of the employee’s compensation, subject to contribution limits. As of March of 2016, Helix suspended its discretionary matching contributions to our employees’ 401(k) accounts for an indefinite period.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	45

EXECUTIVE COMPENSATION

Grant of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards during the fiscal year ended December 31, 2017 to each of our named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (Restricted Stock) (3)	Grant Date Fair Value of Stock and Options Awarded(4)
		Target Bonus Opportunity	Threshold	Target	Maximum
Owen Kratz		$1,050,000	60,703	181,406	362,812	181,406	$2,929,972 $1,600,001
	1/3/2017
	1/3/2017
Anthony Tripodo		$576,000	42,517	85,034	170,068	85,034	$1,074,830 $750,000
	1/3/2017
	1/3/2017
Erik Staffeldt		$193,550	8,504	17,007	34,014	17,007	$214,968 $150,002
	1/3/2017
	1/3/2017
Scotty Sparks		$375,000	30,471	60,941	121,882	60,941	$770,294 $537,500
	1/3/2017
	1/3/2017
Alisa B. Johnson		$360,000	29,762	59,524	119,048	59,524	$752,383 $525,002
	1/3/2017
	1/3/2017

(1)	This column shows the amount of cash payable to the named executive officers under our 2017 short-term incentive (bonus) program. For more information regarding our short-term incentive (bonus) programs, including the performance targets used for 2017, see “Compensation Disclosure and Analysis – 2017 Executive Compensation Components – Short-Term Cash Incentive (Bonus) Program.”

(2)	The amounts in these columns represent the estimated units payable (in stock or cash) with respect to the 2017 PSU awards made under the 2005 Plan. The PSU award is subject to a three-year cliff-vesting period. The number of units earned is contingent on Helix’s performance in terms of TSR relative to that of our peer group over that period. The threshold amount represents the units that would be earned if our performance is in the second-lowest quintile and the maximum amount represents the units that would be earned if our TSR performance is in the uppermost quintile. If our performance is in the lowest quintile, no payout will be received by the named executive officers. For more information regarding the PSU awards, see “Compensation. Discussion and Analysis – 2017 Executive Compensation Components – 2017 PSU Awards.” Pursuant to his 2017 PSU Award Agreement, due to his retirement effective as of December 31, 2017 Mr. Tripodo will only vest in the number of units equal to the units originally granted multiplied by a fraction the numerator of which is the number of full months he was employed during the three year performance period and the denominator of which is 36. With respect to Mr. Tripodo’s 2017 PSU award, the number of units that can vest is 28,345 out of the 85,034 originally granted.

(3)	This column shows the number of time-vested restricted shares granted in 2017 to the named executive officers under the 2005 Plan.

(4)	This column represents the grant date fair value of the time-vested PSU awards and restricted stock awards. No options were granted by Helix in 2017 and no options are currently outstanding. Our long-term incentive program was structured such that the awarded value of restricted stock and PSUs was identical, based on the quoted closing market price of $8.82 per share of our common stock on December 31, 2016. The amounts shown in this column, however, represent the grant date fair value of the restricted stock and PSU awards as calculated in accordance with the provisions of FASB ASC Topic 718 (as opposed to the awarded value of the grant). While the awarded value and the FASB ASC Topic 718 determined value for restricted stock awards are the same, the values for PSU awards are different.

46	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to the restricted stock and PSUs granted during or for the fiscal years ended December 31, 2017, 2016 and 2015 to each of our named executive officers:

Name and Principal Position	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Market Value of Stock Awards(3)
Owen Kratz President and Chief Executive Officer	1/3/2017 1/3/2017 1/4/2016 1/4/2016 1/2/2015 1/2/2015	12/1/2016 12/1/2016 12/3/2015 12/3/2015 12/4/2014 12/4/2014	181,406(1) 181,406(2) 304,183(1) 304,183(2) 73,733(1) 73,733(2)	$2,929,972 $1,600,001 $2,168,825 $1,600,003 $1,847,749 $1,600,006
Anthony Tripodo(4) Former Executive Vice President and Senior Advisor	1/3/2017 1/3/2017 1/4/2016 1/4/2016 1/2/2015 1/2/2015	12/1/2016 12/1/2016 12/3/2015 12/3/2015 12/4/2014 12/4/2014	85,034(1) 85,034(2) 142,586(1) 142,586(2) 34,562(1) 34,562(2)	$1,074,830 $ 750,000 $1,016,638 $ 750,002 $ 866,124 $ 749,995
Erik Staffeldt Senior Vice President and Chief Financial Officer	1/3/2017 1/3/2017	12/1/2016 12/1/2016	17,007(1) 17,007(2)	$ 214,968 $ 150,002
Scotty Sparks Executive Vice President and Chief Operating Officer	1/3/2017 1/3/2017 1/4/2016 1/4/2016 1/2/2015 1/2/2015	12/1/2016 12/1/2016 12/3/2015 12/3/2015 12/4/2014 12/4/2014	60,941(1) 60,941(2) 102,186(1) 102,186(2) 5,760(1) 5,760(2)	$ 770,294 $ 537,500 $ 728,586 $ 537,498 $ 144,346 $ 124,992
Alisa B. Johnson Executive Vice President, General Counsel and Corporate Secretary	1/3/2017 1/3/2017 1/4/2016 1/4/2016 1/2/2015 1/2/2015	12/1/2016 12/1/2016 12/3/2015 12/3/2015 12/4/2014 12/4/2014	59,524(1) 59,524(2) 99,810(1) 99,810(2) 24,194(1) 24,194(2)	$ 752,383 $ 525,002 $ 711,645 $ 525,001 $ 606,302 $ 525,010

(1)	This is the number of PSUs awarded to each named executive officer in 2017, 2016 and 2015. These awards cliff vest after a three-year period and each of the named executive officers has the ability to earn up to 200% of the amount of the award based on Helix’s TSR in comparison to its peer group.

(2)	This is a time-vested restricted stock award. The 2017, 2016 and 2015 awards vest ratably on an annual basis over a three-year period on each anniversary of the grant date.

(3)	Our long-term incentive program was structured such that the awarded value of restricted stock and PSUs was identical, based on the quoted closing market price of $8.82 per share of our common stock on December 31, 2016 for awards made on January 3, 2017, $5.26 per share of our common stock on December 31, 2015 for awards made on January 4, and 2016, $21.70 per share of our common stock on December 31, 2014 for awards made on January 2, 2015. The amounts shown in this column, however, represent the grant date fair value of the restricted stock and PSU awards as calculated in accordance with the provisions of FASB ASC Topic 718 (as opposed to the awarded value of the grant). While the awarded value and the FASB ASC Topic 718 determined value for restricted stock awards are the same, the values for PSU awards are different.

(4)	Due to Mr. Tripodo’s retirement effective as of December 31, 2017, the Compensation Committee accelerated the vesting of his 191,613 shares of restricted stock. Pursuant to his 2016 and 2017 PSU Award Agreements, he will only vest in the number of units equal to the units originally granted multiplied by a fraction the numerator of which is the number of full months he was employed during the three year performance period and the denominator of which is 36. With respect to Mr. Tripodo’s 2016 PSU award, the number of units that can vest is 95,057 out of the 142,586 originally granted. With respect to Mr. Tripodo’s 2017 PSU award, the number of units that can vest is 28,345 out of the 85,034 originally granted.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	47

EXECUTIVE COMPENSATION

Outstanding Equity Awards as of December 31, 2017

The following table includes certain information with respect to the value as of December 31, 2017 of all unvested restricted stock awards outstanding for each of the named executive officers.

Name and Principal Position	Stock Awards(1)
	Number of Shares or Units of Stock That Have Not Vested(2)		Market Value of Shares or Units of Stock That Have Not Vested(3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4)
Owen Kratz President and Chief Executive Officer	24,578 202,789 181,406	(6) (8) (10)	$185,318 $1,529,029 $1,367,801	73,733 304,183 181,406	(7) (9) (11)	$555,947 $2,293,540 $1,367,801
Anthony Tripodo(12) Former EVP and Senior Advisor		-0-	-0-	34,562 142,586 85,034	(7) (9) (11)	$260,597 $1,075,098 $641,156
Erik Staffeldt Senior Vice President and Chief Financial Officer	1,152 15,843 17,007	(6) (8) (10)	$8,686 $119,456 $128,233	3,456 23,764 17,007	(7) (9) (11)	$26,058 $179,181 $128,233
Scotty Sparks Executive Vice President and Chief Operating Officer	1,920 68,124 60,941	(6) (8) (10)	$14,477 $513,655 $459,495	5,760 102,186 60,941	(7) (9) (11)	$43,430 $770,482 $459,495
Alisa B. Johnson Executive Vice President, General Counsel and Corporate Secretary	8,065 66,540 59,524	(6) (8) (10)	$60,810 $501,712 $448,811	24,194 99,810 59,524	(7) (9) (11)	$182,423 $752,567 $448,811

(1)	No options were granted by Helix in 2017 and no options are currently outstanding.

(2)	The numbers in this column represent unvested shares of restricted stock as of December 31, 2017.

(3)	The fair market value is calculated as the product of the closing price on the last business day of 2017, which was $7.54 per share, and the number of unvested shares.

(4)	Helix has not paid dividends on its common stock and, as such, no dividends have been made with respect to any outstanding equity awards.

(5)	The numbers in this column represent unvested PSUs as of December 31, 2017.

(6)	Restricted shares granted on January 2, 2015, which vest ratably on an annual basis over a three-year period beginning January 2, 2016.

(7)	PSUs granted on January 2, 2015, for which the performance period ends on December 31, 2017.

(8)	Restricted shares granted on January 4, 2016, which vest ratably on an annual basis over a three-year period beginning January 4, 2017.

(9)	PSUs granted on January 4, 2016, for which the performance period ends on December 31, 2018.

(10)	Restricted shares granted on January 3, 2017, which vest ratably on an annual basis over a three-year period beginning January 3, 2018.

(11)	PSUs granted on January 3, 2017, for which the performance period ends on December 31, 2019.

(12)	Due to Mr. Tripodo’s retirement effective as of December 31, 2017, the Compensation Committee accelerated the vesting of his 191,613 shares of restricted stock. Pursuant to his 2016 and 2017 PSU Award Agreements, he will only vest in the number of units equal to the units originally granted multiplied by a fraction the numerator of which is the number of full months he was employed during the three year performance period and the denominator of which is 36. With respect to Mr. Tripodo’s 2016 PSU award, the number of units that can vest is 95,057 out of the 142,586 originally granted. With respect to Mr. Tripodo’s 2017 PSU award, the number of units that can vest is 28,345 out of the 85,034 originally granted.

48	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested for Fiscal Year 2017

The following table includes certain information with respect to the options exercised by the named executive officers and with respect to restricted stock vesting for such executive officers during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Owen Kratz President and Chief Executive Officer	-0-	$-0-	137,477		$1,267,300
Anthony Tripodo Former Executive Vice President and Senior Advisor	-0-	$-0-	256,055	(1)	$2,038,806
Erik Staffeldt Senior Vice President and Chief Financial Officer	-0-	$-0-	9,073		$84,301
Scotty Sparks Executive Vice President and Chief Operating Officer	-0-	$-0-	35,982		$335,755
Alisa B. Johnson Executive Vice President, General Counsel and Corporate Secretary	-0-	$-0-	45,110		$415,836

(1)	In conjunction with Mr. Tripodo’s retirement effective as of December 31, 2017, the Compensation Committee accelerated the vesting of his 191,613 shares of restricted stock.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	49

EXECUTIVE COMPENSATION

All Other Compensation

The following table includes certain information with respect to all other compensation received by the named executive officers during the years ended December 31, 2017, 2016 and 2015.

Name	Year	Helix Contributions to Retirement and 401(k) Plans(1)	Severance Payments/ Accruals	Total
Owen Kratz President and Chief Executive Officer	2017 2016 2015	$-0- $9,641 $9,938	$-0- $-0- $-0-	$-0- $9,641 $9,938
Anthony Tripodo Former Executive Vice President and Senior Advisor	2017 2016 2015	$-0- $1,189 $9,938	$-0- $-0- $-0-	$-0- $1,189 $9,938
Erik Staffeldt Senior Vice President and Chief Financial Officer	2017	$-0-	$-0-	$-0-
Scotty Sparks Executive Vice President and Chief Operating Officer	2017 2016 2015	$-0- $-0- $-0-	$-0- $-0- $-0-	$-0- $-0- $-0-
Alisa B. Johnson Executive Vice President, General Counsel and Corporate Secretary	2017 2016 2015	$-0- $4,370 $9,938	$-0- $-0- $-0-	$-0- $4,370 $9,938

(1)	The amounts in this column consist of matching contributions by Helix through our Employees’ 401(k) Savings Plan. Effective January 1, 2014, Helix matched 75% of an employee’s pre-tax contributions up to 5% of the employee’s compensation, subject to contribution limits, which were $9,938 for each of the named executive officers in 2016 and 2015. Mr. Sparks does not participate in the 401(k) plan. As of March of 2016, Helix suspended its discretionary matching contributions to our employees’ 401(k) accounts for an indefinite period.

50	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

EXECUTIVE COMPENSATION

Employment Agreements and Change in Control Provisions

Each of our named executive officers has an employment agreement with Helix. Our employment agreements are a component of our overall employment arrangements and as such have the same primary objectives as our compensation program – to be sufficiently competitive to attract and retain executive officers. Payments to be made to any named executive officer under his or her employment agreement as a result of retirement, death, disability, termination for cause, termination by the executive for good reason, involuntary termination by Helix without cause or upon a change in control are based on such named executive officer’s employment agreement. We have historically entered into employment agreements with executive officers contemporaneously with either the executive officer’s initial hiring by us or his or her promotion to an executive officer position.

In order to provide consistency among our executive officers, we generally continue to use the same form of employment agreement for multiple years; however, more recently elected executive officers such as Mr. Sparks and Mr. Staffeldt do not have a “gross-up” provision for excise taxes in their employment agreements. The form of employment agreement is reviewed by our management and by the Compensation Committee’s independent compensation consultant to determine whether its provisions are consistent with the employment agreements of our peer group. The form of employment agreement is reviewed and approved by the Compensation Committee both for use as a form, and also with respect to the specific terms applicable to each of our executive officers. Although we believe that each company in our peer group understandably has forms of employment agreements that are different from ours, including with respect to specific severance payment provisions, we believe key employment contract provisions covering our executive officers remain in line with market practice and provide terms designed to attract and retain executive officers.

Pursuant to his employment agreement, Mr. Kratz is entitled to receive a base annual salary, participate in the annual short-term cash incentive (bonus) program, participate in the long-term incentive program and participate in all other employee benefit plans made available to Helix’s executive officers. The other named executive officers’ employment agreements have similar terms involving salary, bonus, long-term incentives and benefits (with amounts that vary according to their responsibilities).

The following information and the table below labeled “Potential Payments upon Certain Events Including Termination after a Change in Control” set forth the amount of payments to each of the named executive officers under certain circumstances and describe certain other provisions of their respective employment agreements. The following assumptions and general principles apply with respect to the following information and table:

•	The amounts shown with respect to any termination assume that the named executive officer’s employment was terminated on December 31, 2017. Accordingly, the table reflects amounts payable, some of which are estimates based on available information, to the named executive officer upon the occurrence of a termination after a change in control.

•	Each of the named executive officers is entitled to receive amounts earned prior to his or her termination regardless of the manner in which the named executive officer is terminated. In addition, he or she would be entitled to receive any amounts accrued and vested under our retirement and savings programs. These amounts are not shown in the table or otherwise discussed.

Non-Compete Provision

Each named executive officer’s employment agreement provides, among other things, that during the term of the executive officer’s employment and for a period of one year after the termination of the executive officer’s employment with us for any reason, the executive officer shall not engage in the business of providing offshore energy or energy construction services in the Gulf of

Mexico or the oil and gas exploration and production business in the Gulf of Mexico or other fields in which Helix may own an interest. Each named executive officer also agrees not to solicit any customers with whom he or she has had contact or any of our employees for a period of one year after the termination of such executive officer’s employment with us for any reason.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	51

EXECUTIVE COMPENSATION

Termination for Cause or as a Result of Death, Disability or Retirement

Pursuant to the employment agreements between us and our named executive officers, if an executive officer is terminated by us for cause or the named executive officer resigns without “Good Reason,” as defined in his or her employment agreement, then the executive officer has no further rights under the agreement except to receive base salary for periods prior to the termination and any unpaid cash bonus earned for the prior year. In the event of termination due to the death, disability or retirement of the executive officer, we are obligated to pay to the executive officer’s estate, or other designated party, the executive officer’s salary through the date of his or her termination plus any unpaid cash bonus earned for the previous year and the cash bonus earned for the year of termination in an amount equal to a prorated portion of the bonus for the period prior to the date of termination. Any prorated bonus will be paid on the same date as the bonus is paid to the other participants (but no later than March 15 of the following year). In the event a named executive officer becomes disabled, the executive officer remains eligible to receive the compensation and benefits set forth in his or her employment agreement until his or her termination (a period of at least six months and up to twelve months).

Termination by the Executive Officer

In the event a named executive officer terminates his or her employment without “Good Reason,” upon 30 days’ written notice, pursuant to his or her employment agreement, the named executive officer remains our employee for 30 days and remains subject to, and receives the benefit of, the employment agreement during that time. In the event the named executive officer terminates his or her employment with “Good Reason,” then the named executive officer is entitled to receive an amount equal to the factor set forth below times the named executive officer’s base salary for the year in which the termination occurs. With respect to each named executive officer other than Mr. Tripodo, all equity-based incentive awards that would have vested in accordance with their terms within 12 months of the termination automatically vest. Mr. Tripodo is not entitled to any additional vesting of his equity-based incentive awards. The named executive officer also is entitled to receive any unpaid cash bonus earned for the preceding year, paid on the same date as the bonus is paid to the other participants (but no later than March 15 of the year of termination), and the full amount of his or her target bonus for the year of the termination, paid at the same time bonuses are paid to the other participants, assuming such a bonus is paid, but no later than March 15 of the following year. The salary multiple for each named executive officer is set forth below:

• Owen Kratz	2 times
• Anthony Tripodo	2 times
• Erik Staffeldt	1 times
• Scotty Sparks	1 times
• Alisa B. Johnson	1 times

Involuntary Termination by Helix

In the event we terminate the employment of a named executive officer for any other reason (other than for “Good Cause” or upon the death, disability or retirement of the named executive officer), then pursuant to his or her employment agreement the named executive officer is entitled to receive an amount equal to the factor set forth below times the named executive officer’s base salary for the year in which the termination occurs. With respect to each named executive officer other than Mr. Tripodo, all equity-based incentive awards that would have vested in accordance with its terms within 12 months of the termination automatically vest. Mr. Tripodo is not entitled to any additional vesting of his equity-based incentive awards. The named executive officer also is entitled to receive any unpaid cash bonus earned for the preceding year, paid no later than March 15 of the year of termination, and the full amount of his or her target bonus for the year of the termination paid at the same time bonuses are paid to the other participants, assuming such a bonus is paid, but no later than March 15 of the following year. The salary multiple for each named executive officer is set forth below:

• Owen Kratz	2 times
• Anthony Tripodo	2 times
• Erik Staffeldt	1 times
• Scotty Sparks	1 times
• Alisa B. Johnson	1 times

In addition, in the event of the termination of any named executive officer for any reason, including involuntary termination, the Compensation Committee has the discretion to determine the amount and timing of any severance payments and benefits that will be offered to the named executive officer. In making that determination, the Compensation Committee takes into consideration the terms of the employment agreement of the named executive officer. The determination has historically been based in part on the named executive

52	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

EXECUTIVE COMPENSATION

officer’s rights under his or her employment agreement as well as any other factors the Compensation Committee deems to be relevant. Moreover, the determination would depend on a variety of circumstances and factors that cannot be anticipated.

The Compensation Committee has been deliberative in the evaluation and determination of severance benefits currently included in the named executive officers’ employment agreements and any deviations therefrom are intended to be rare.

Change in Control Provision

With respect to each named executive officer except Mr. Tripodo, pursuant to the terms of his or her employment agreement, if a named executive officer terminates his or her employment for “Good Reason” or is terminated by us without “Cause” within a two-year period following a “Change in Control,” (1) the executive officer is entitled to receive a lump sum payment in an amount equal to the multiple set forth below times the executive officer’s aggregate annual cash compensation (defined as his or her current salary plus cash bonus target), (2) all restricted stock and other equity-based awards held by the executive officer under the 2005 Plan and the 2009 Plan, would immediately vest, and (3) the executive officer is entitled to receive a lump sum payment equal to the cost of continuation of health coverage under COBRA for 18 months. For Messrs. Kratz and Tripodo and Ms. Johnson, the agreements provide that if any payment to the named executive officer is subject to any excise tax under Internal Revenue Code Section 4999, a “gross-up” payment would be made to place the executive officer in the same net after-tax position as would have been the case if no excise tax had been payable. The agreements for Messrs. Staffeldt and Sparks do not contain any “gross-up” protections with respect to excise tax. Prior to his retirement at the end of 2017, Mr. Tripodo would have received under his employment agreement the same benefits described above upon a “Change in Control” whether or not his employment is terminated.

• Owen Kratz	2.99 times
• Anthony Tripodo	2 times
• Erik Staffeldt	2 times
• Scotty Sparks	2 times
• Alisa B. Johnson	2 times

For purposes of the employment agreements, “Change in Control” is defined as (1) one person or group acquiring stock that gives that person or group control of more than 50% of the value or voting power of Helix, (2) during any 12-month period, any person or group obtaining 45% or more of the voting power of Helix, or a majority of the Board being replaced by persons not endorsed by a majority of the existing Board, or (3) a change in ownership of a substantial portion of the assets of Helix during any 12-month period. “Cause” means embezzlement or theft, breach of a material provision of the employment agreement, any act constituting a felony or otherwise involving theft, fraud, gross dishonesty or moral turpitude, negligence or willful misconduct, any breach of the executive officer’s fiduciary obligations, a material violation of our policies or procedures or any chemical dependence that adversely affects the performance of the executive officer. “Good Reason” means the material diminution of the executive officer’s base salary, material diminution of his or her authority, duties or responsibilities, a material change in the executive officer’s reporting relationship, a material change in the geographic location at which the executive officer must perform his or her duties, or any action that would constitute a material breach of the employment agreement by Helix.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	53

EXECUTIVE COMPENSATION

Potential Payments upon Certain Events Including Termination after a Change in Control

The named executive officers would have been eligible to receive the payments set forth below if (a) their employment had been terminated as of December 31, 2017 for reasons other than a Change in Control or (b) a Change in Control had occurred within three months of the end of 2017:

		O. Kratz		A. Tripodo		E. Staffeldt		S. Sparks		A. Johnson
Normal and Early Retirement
2017 annual cash incentive compensation	$	-0-	$	-0-	$	-0-	$	-0-	$	-0-

Total	$	-0-	$	-0-	$	-0-	$	-0-	$	-0-

Death
2017 annual cash incentive compensation	$	-0-	$	-0-	$	-0-	$	-0-	$	-0-

Total	$	-0-	$	-0-	$	-0-	$	-0-	$	-0-

Disability(1)
2017 annual cash incentive compensation	$	-0-	$	-0-	$	-0-	$	-0-	$	-0-

Total	$	-0-	$	-0-	$	-0-	$	-0-	$	-0-

Termination for Cause or Resignation without Good Reason
Amount Received	$	-0-	$	-0-	$	-0-	$	-0-	$	-0-

Total	$	-0-	$	-0-	$	-0-	$	-0-	$	-0-

Involuntary Termination without Cause
2017 annual cash incentive compensation	$	1,050,000	$	576,000	$	350,000	$	375,000	$	360,000
Multiple of base salary		1,400,000		960,000		350,000		375,000		360,000
Accelerated vesting of restricted stock(2)		1,405,758		-0-		111,155		424,464		461,267
Accelerated PSU Awards(3)		277,973		-0-		13,029		21,715		91,211

Total	$	4,133,731	$	1,536,000	$	824,184	$	1,196,179	$	1,272,478

Termination by Executive for Good Reason
2017 annual cash incentive compensation	$	1,050,000	$	576,000	$	350,000	$	375,000	$	360,000
Multiple of base salary		1,400,000		960,000		350,000		375,000		360,000
Accelerated vesting of restricted stock(2)		1,405,758		-0-		111,155		424,464		461,267
Accelerated PSU Awards(3)		277,973		-0-		13,029		21,715		91,211

Total	$	4,133,731	$	1,536,000	$	824,184	$	1,196,179	$	1,272,478

		O. Kratz		A. Tripodo		E. Staffeldt		S. Sparks		A. Johnson
Change in Control
Cash severance payment	$	-0-	$	2,112,000	$	-0-	$	-0-	$	-0-
Accelerated vesting of restricted stock(4)		3,082,148		1,444,762		256,375		987,627		1,011,333
Accelerated PSU Awards(5)		6,438,024		3,017,825		518,858		2,091,099		2,112,479
COBRA Coverage		-0-		17,371		-0-		-0-		-0-
Excise tax gross-up		-0-		-0-		-0-		-0-		-0-

Total	$	9,520,172	$	6,591,958	$	775,233	$	3,078,726	$	3,123,812

Change in Control with Involuntary Termination without Cause or by Executive for Good Reason
Cash severance payment	$	5,232,500	$	2,112,000	$	1,190,000	$	1,500,000	$	1,440,000
Accelerated vesting of restricted stock(4)		3,082,148		1,444,762		256,375		987,627		1,011,333
Accelerated PSU Awards(5)		6,438,024		3,017,825		518,858		2,091,099		2,112,479
COBRA Coverage		14,123		17,371		27,612		17,371		14,323
Excise tax gross-up		-0-		-0-		-0-		-0-		-0-

Total	$	14,766,795	$	6,591,958	$	1,992,845	$	4,596,097	$	4,578,135

(1)	Named executive officers would continue to earn their base salary plus receive benefits for six months after becoming disabled prior to being terminated. Assuming notice of termination occurred on December 31, 2017, the named executive officer would have already received his or her base salary for such period.

54	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

EXECUTIVE COMPENSATION

(2)	Upon an involuntary termination without Cause or a termination by the executive for Good Reason, each named executive officer other than Mr. Tripodo is entitled to the portion of his or her restricted stock that would vest within one year from the date of termination. These amounts are based upon the closing price of our common stock on December 30, 2017, which was $7.54 per share.

(3)	Upon an involuntary termination without Cause or a termination by the executive for Good Reason, each named executive officer other than Mr. Tripodo is entitled to the portion of his or her PSU Award that would vest within one year from the date of termination (calculated using the average of the closing price of Helix’s common stock for the 20 days prior to the occurrence of the termination) with a payout based on the closing price of $7.54 on December 30, 2017.

(4)	These amounts are based upon the closing price of our common stock of $7.54 on December 30, 2017.

(5)	The PSU Award agreement provides for vesting of 100% of the award upon the occurrence of a Change in Control based on the total shareholder return calculation of Helix and our peer group over the adjusted performance period. Helix’s stock performance was in the fourth (second to last) quintile for the 2015 award, in the first (highest) quintile for the 2016 award and was at the 56th percentile for the 2017 award; accordingly, the PSUs issued for such years would have been issued at 50%, 200% and 115% of the award, respectively.

CEO Pay Ratio

Helix is a global company that employs over 1,500 people with more than half of our workforce located outside of the U.S. Helix’s compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of every Helix employee reflects the level of their contributions and responsibilities and is competitive within our peer group. Helix’s ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop and contribute.

Under rules adopted pursuant to the Dodd-Frank Act of 2010, Helix is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to Helix’s CEO. The paragraphs that follow describe our methodology and the resulting CEO pay ratio.

Measurement Date

We identified the median employee using our employee population on November 30, 2017.

Consistently Applied Compensation Measure (CACM)

Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual total direct compensation of all our employees (excluding our CEO).

Specifically, we identified the median employee by looking at annual base pay and other taxable income. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation as calculated using Summary Compensation Table requirements was $90,239. Our CEO’s compensation as reported in the Summary Compensation Table was $5,657,323. Therefore, our CEO to median employee pay ratio is estimated at 63:1. Our median employee’s total compensation does not include the premiums we paid for health insurance, dental insurance, short-term and long-term disability insurance, the employee assistance program and life AD&D insurance. If we included those amounts for both the median employee and our CEO, our CEO to median employee pay ratio would have been estimated at 54:1.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of Helix used the pay ratio measure in making compensation decisions.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	55

PROPOSAL 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE 2017

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Helix is seeking a shareholder vote, on a non-binding advisory basis, on the 2017 compensation of our named executive officers (commonly referred to as “say on pay”). This vote is non-binding. The Compensation Committee, however, will review the voting results and take them into consideration when making future compensation decisions for our named executive officers.

As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to attract, retain and motivate executive officers who can develop and execute our business strategy in a way that maximizes value for our shareholders through a range of business cycles, and to align the economic interests of our executive officers with those of our shareholders over the full range of those cycles. Shareholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure to better understand the compensation of our named executive officers.

In deciding how to vote on this proposal, the Board urges you to consider the following factors, which are more fully described in “Compensation Discussion and Analysis.”

•	Over the last several years, including with respect to 2017 compensation, we have implemented executive compensation and corporate governance modifications to more closely align the economic interests of our executives with those of our shareholders.

•	A significant portion of NEO compensation is variable and at-risk, and compensation over the median level can only be earned when warranted by our financial and stock price performance. 2017 compensation for our executive officers demonstrates our commitment to align executive and shareholder interests by paying for both short- and longer-term performance. With one exception for a promotion, no base salary increases were granted in 2017; bonuses were earned by all of our employees, including our executive officers, at 40.7% of target level bonuses reflecting improved EBIDTA; the amount performance based long-

term incentive awards paid out immediately after the end of 2017 was a fraction of the award value on the grant date – the 2015 PSUs paid out at 17% of their original award values; and restricted stock that vested ranged between 35% (the 2015 awards) and 140% (the 2016 awards) of their grant date value.

Our short-term bonus program continues to be objective and formulaic (composed of one objective financial metric) and continues to be the same for our executive officers and all other onshore employees.

•	The Compensation Committee made additional changes to the compensation program that further align executive compensation with achievement of long-term value creation for shareholders – the performance metrics for 2017 PSUs were made more stringent in terms of earning a payout at the threshold and maximum levels, and in eliminating a quintile concept in favor of linear interpolation of Helix’s TSR performance.

Board of Directors Recommendation

The Board recommends that you vote “FOR” the approval, on a non-binding advisory basis, of the following resolution:

RESOLVED, that the shareholders approve, on a non-binding advisory basis, the 2017 compensation of Helix’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

Vote Required

The vote on the 2017 compensation of our named executive officers is advisory and non-binding. However, the Board will consider shareholders to have approved our named executive officers’ 2017 compensation if the proposal receives the affirmative “FOR” vote of holders of a majority of the shares of common stock present or represented and entitled to vote on the proposal at the Annual Meeting.

56	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

SHARE OWNERSHIP INFORMATION

Five Percent Owners

The following table sets forth information as to all persons or entities known by us to have beneficial ownership, as of March 12, 2018, of more than five percent of the outstanding shares of our common stock which is set forth below in “Management Shareholdings.” As of March 12, 2018, 148,079,552 shares of our common stock were outstanding. The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act on the basis of the most recent information filed with the SEC and furnished to us by the person listed. To our knowledge, except as otherwise indicated below, all shares shown as beneficially owned are held with sole voting power and sole dispositive power.

Name and Address	Shares Beneficially Owned	Percent of Common Shares
BlackRock, Inc.	18,345,302 (1)	12.39%
55 East 52nd Street New York, New York 10055
The Vanguard Group	13,517,235 (2)	9.13%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Dimensional Fund Advisors LP	12,512,097 (3)	8.45%
Building One 6300 Bee Cave Road Austin, Texas 78746

(1)	Based solely on Amendment No. 10 to Schedule 13G filed with the SEC by BlackRock, Inc. on January 19, 2018. BlackRock has the sole power to vote 18,018,972 shares of common stock beneficially owned by it and the sole power to dispose of 18,345,302 shares of common stock beneficially owned by it.

(2)	Based solely on Amendment No. 5 to Schedule 13G filed with the SEC by The Vanguard Group on February 9, 2018. The Vanguard Group has the sole power to vote 152,255 shares of common stock beneficially owned by it, shared power to vote 18,938 shares of common stock beneficially owned by it, sole power to dispose of 13,354,463 shares of common stock beneficially owned by it and shared power to dispose of 162,772 shares of common stock beneficially owned by it.

(3)	Based solely on Amendment No. 6 to Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 9, 2018. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of Helix that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Helix held by the Funds. Dimensional has the sole power to vote 11,961,716 shares of common stock beneficially owned by it and the sole power to dispose of 12,512,097 shares of common stock beneficially owned by it. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of those securities.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	57

SHARE OWNERSHIP INFORMATION

Management Shareholdings

The following table shows the number of shares of common stock beneficially owned as of March 12, 2018, the record date for the Annual Meeting, by our directors and named executive officers, and all directors and named executive officers as a group.

The number of shares beneficially owned by each director or named executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose.

Under those rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power regardless of economic interest, and also any shares that the person or entity can acquire within 60 days of March 12, 2018 through the exercise of stock options or other rights. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of March 12, 2018, 148,079,552 shares of our common stock were outstanding. The address of all executive officers and directors is in care of Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Name of Beneficial Owner (1)	Amount of Beneficial Ownership(2)	Of Shares Beneficially Owned, Amount that may be Acquired Within 60 Days by Option Exercise	Percentage of Common Stock Outstanding
Owen Kratz (3)	7,084,134	-0-	4.78%
Erik Staffeldt (4)	88,240	-0-	*
Scotty Sparks (5)	206,109	-0-	*
Alisa B. Johnson (6)	300,724	-0-	*
Anthony Tripodo	173,692	-0-	*
John V. Lovoi (7)	206,402	-0-	*
Nancy K. Quinn (8)	122,724	-0-	*
Jan Rask (9)	164,127	-0-	*
William L. Transier (10)	147,400	-0-	*
James A. Watt (11)	164,769	-0-	*
All named executive officers and directors as a group (10 persons)	8,658,321	-0-	5.85%

*Indicates ownership of less than 1% of the outstanding shares of our common stock.

(1)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them except as may be otherwise indicated in a footnote.

(2)	Amounts include the shares shown in the adjacent column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 12, 2018 (i.e., on or before May 11, 2018).

(3)	Mr. Kratz disclaims beneficial ownership of 1,000,000 shares included in the above table, which are held by Joss Investments Limited Partnership, an entity of which he is a General Partner. Amount includes 434,535 shares of unvested restricted stock over which Mr. Kratz has voting power.

(4)	Amount includes 68,995 shares of unvested restricted stock over which Mr. Staffeldt has voting power.

(5)	Amount includes 145,976 shares of unvested restricted stock over which Mr. Sparks has voting power.

(6)	Amount includes 142,582 shares of unvested restricted stock over which Ms. Johnson has voting power.

(7)	Amount includes 84,547 shares of unvested restricted stock over which Mr. Lovoi has voting power.

(8)	Amount includes 43,538 shares of unvested restricted stock over which Ms. Quinn has voting power.

(9)	Amount includes 83,930 shares of unvested restricted stock over which Mr. Rask has voting power.

(10)	Amount includes 43,538 shares of unvested restricted stock over which Mr. Transier has voting power.

(11)	Amount includes 43,538 shares of unvested restricted stock over which Mr. Watt has voting power.

58	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

SHARE OWNERSHIP INFORMATION

Section 16(A) Beneficial Ownership Reporting Compliance

The Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, or “reporting persons,” to file with the SEC initial reports of ownership and to report changes in ownership of our common stock. Reporting persons are required by SEC regulations to furnish Helix with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of these reports furnished to us, we believe that all reports required to be filed by reporting persons pursuant to Section 16(a) of the Exchange Act were filed for the year ended December 31, 2017 on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to Helix’s equity compensation plans as of December 31, 2017.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Compensation Plans
Equity compensation plans approved by security holders(1)	2,893,762 (2)	-0-	3,052,802 (3)
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	2,893,762	-0-	3,052,802

(1)	The 2005 Plan provides that Helix may grant up to 10,300,000 shares of our common stock in the form of options to purchase up to 2,000,000 shares of common stock and up to 8,300,000 shares of restricted stock or restricted stock units subject to the plan’s terms and conditions. In May of 2012, the shareholders approved the Helix Energy Solutions Group, Inc. Employee Stock Purchase Plan (the “ESPP”) that authorized the issuance of 1,500,000 shares subject to the terms and conditions of the ESPP.

(2)	Represents the number of shares that would have been issued in respect of the 1,887,741 PSUs granted in 2017, 2016 and 2015 that were outstanding on December 31, 2017, based on the stock price on that date and assuming vesting occurred on that date. As of December 31, 2017, the total number of full value awards outstanding under the 2005 Plan was 3,466,959, consisting of 1,579,218 restricted shares and the 1,887,741 PSUs. Subsequent to December 31, 2017, 235,979 PSUs vested and were paid in cash with an adjustment factor of 50%, which would have reduced this number to 2,775,772.

(3)	As of December 31, 2017, 2,424,105 shares of restricted stock (of which a maximum can be options to purchase up to 2,000,000 shares of common stock) were available for future issuance under the 2005 Plan, and 628,697 shares were available under the ESPP. Shares purchased on December 31, 2017 by participating employees under the ESPP, but not issued until January of 2018, are treated as issued shares for purposes of this table and therefore are not included in any amounts in the table.

OTHER INFORMATION

Expenses of Solicitation

The cost of this proxy solicitation will be borne by Helix. It is expected that the solicitation will be primarily by mail, telephone and facsimile. We have arranged for Okapi Partners, LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, to solicit proxies for a fee of $8,000 plus out-of-pocket expenses. Proxies may also be solicited personally by directors, officers and other employees of Helix in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through broker, bank and other nominee record holders of our common stock. We expect to reimburse those parties for their reasonable out-of-pocket expenses incurred in connection therewith.

HELIX ENERGY SOLUTIONS GROUP, INC.	2018 Proxy Statement	59

OTHER INFORMATION

Proposals and Director Nominations for 2019 Shareholders Meeting

In order for a shareholder proposal (other than for the nomination of directors) to be considered for inclusion in our proxy statement for the 2019 Annual Meeting of Shareholders, the written proposal must be received by our Corporate Secretary at the address of our corporate office set forth below no later than November 27, 2018. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. The persons designated in the proxy card will be granted discretionary authority with respect to any shareholder proposal not submitted to us timely.

With respect to shareholder nominations of directors, a shareholder may propose director candidates for consideration by the Corporate Governance and Nominating Committee of the Board. Any recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our corporate office set forth below. In addition, our By-laws permit shareholders to propose business to be considered and to nominate directors for election by the shareholders. To propose business to be considered or to nominate a director, the shareholder must deliver a notice to the Corporate Secretary setting forth the business or the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with the person’s written consent to serve as a director if elected. The shareholder providing the proposal or nomination must provide his or her name and address and the class and number of voting securities held by him or her. The shareholder must be a shareholder of record on the day the nomination notice is delivered to us and be eligible to vote for the election of directors at the Annual Meeting of Shareholders. In addition, the shareholder must give timely notice to our Corporate Secretary no later than February 9, 2019. A copy of the By-laws is available from our Corporate Secretary.

All submissions to, or requests from, the Corporate Secretary should be addressed to our corporate office at 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Other

Some broker, bank and other nominee record holders of our stock may be participating in the practice of “householding.” This means that only one copy of our 2017 Annual Report to Shareholders and this proxy statement will be sent to shareholders who share the same last name and address. Householding is designed to reduce duplicate mailings and to save printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of our 2017 Annual Report to Shareholders or this proxy statement, please submit your request in writing to the address set forth below.

Our 2017 Annual Report to Shareholders (which includes our Annual Report on Form 10-K and financial statements) is available to shareholders of record as of March 12, 2018, together with this proxy statement.

WE WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT (INCLUDING THE ANNUAL REPORT ON FORM 10-K) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: CORPORATE SECRETARY, HELIX ENERGY SOLUTIONS GROUP, INC., 3505 WEST SAM HOUSTON PARKWAY NORTH, SUITE 400, HOUSTON, TEXAS 77043 OR BY CALLING 888.345.2347 AND ASKING FOR THE CORPORATE SECRETARY.

The Board knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors,

Alisa B. Johnson
Executive Vice President, General Counsel and Corporate Secretary
Helix Energy Solutions Group, Inc.

60	2018 Proxy Statement	HELIX ENERGY SOLUTIONS GROUP, INC.

Helix Energy Solutions Headquarters
3505 W. Sam Houston Parkway North, Suite 400
Houston, Texas 77043 USA

Office - 281.618.0400
Fax - 281.618.0500

www.helixesg.com

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/hlx Use the Internet to vote your proxy until 12:00 noon (Central Daylight Time) on May 9, 2018.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 12:00 noon (Central Daylight Time) on May 9, 2018.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

  Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

1.	To elect two “Class II” directors of the Company with terms expiring in 2021:	01. Owen Kratz 02. James A. Watt	☐	FOR all “Class II” nominees (except as indicated below)		☐	WITHHOLD AUTHORITY from ALL nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year 2018.			☐ For	☐	Against	☐	Abstain

3.	Approval, on a non-binding advisory basis, of the 2017 compensation of our named executive officers.			☐ For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE CLASS II DIRECTORS INDICATED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE PROXY HOLDER’S DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. ABSTENTIONS WILL BE COUNTED TOWARD THE EXISTENCE OF A QUORUM.

Address Change? Mark box, sign, and indicate changes below: ☐				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

HELIX ENERGY SOLUTIONS GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 10, 2018

3505 West Sam Houston Parkway North

Suite 400

Houston, Texas 77043

Helix Energy Solutions Group, Inc. 3505 West Sam Houston Parkway North, Suite 400 Houston, Texas 77043	proxy

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 10, 2018.

The undersigned, having duly received the Notice of Annual Meeting of Shareholders and the Proxy Statement, dated March 27, 2018, hereby appoints Alisa B. Johnson and Kenneth E. Neikirk as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Helix Energy Solutions Group, Inc. common stock held of record by the undersigned on March 12, 2018 at the 2018 Annual Meeting of Stockholders to be held on May 10, 2018 at 8:30 a.m. at Helix’s corporate office, 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043, and any adjournments thereof.

See reverse for voting instructions.